INVESTMENT AGREEMENT


                         DATED AS OF DECEMBER 11, 1995


                                  BY AND AMONG


                              FLUOR DANIEL, INC.,

                   FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.,

                          GROUNDWATER TECHNOLOGY, INC.


                                      AND


                          GTI ACQUISITION CORPORATION

                               TABLE OF CONTENTS

                                                                            Page
ARTICLE I - THE PLAN OF RECAPITALIZATION                                      2
        Section 1.1     The Recapitalization                                  2
        Section 1.2     Filing                                                2
        Section 1.3     Conversion                                            3
        Section 1.4     No Post-Closing Transfers                             3
        Section 1.5     Surrender of Certificates                             3
        Section 1.6     Exchange Agent                                        4
ARTICLE II - THE MERGER                                                       5
        Section 2.1     The Merger                                            5
        Section 2.2     Effective Time                                        6
        Section 2.3     Effects of the Merger                                 6
        Section 2.4     Obligation to Transfer Funds to the Company           7
        Section 2.5     Further Assurances                                    7
        Section 2.6     Articles of Incorporation and By-laws                 7
        Section 2.7     Directors                                             8
        Section 2.8     Officers                                              8
        Section 2.9     Closing; Closing Date                                 8

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY                   8
        Section 3.1     Corporate Existence and Power                         9
        Section 3.2     Corporate Authorization                               9
        Section 3.3     Governmental Authorization                           11
        Section 3.4     Non-Contravention                                    11
        Section 3.5     Capitalization                                       12
        Section 3.6     Joint Ventures; Subsidiaries                         13
        Section 3.7     SEC Filings                                          14
        Section 3.8     Financial Statements                                 14
        Section 3.9     Disclosure Documents                                 15
        Section 3.10    Operations of the Company                            16
        Section 3.11    Litigation                                           17
        Section 3.12    Taxes                                                18
        Section 3.13    Employee Benefit Plans                               20
        Section 3.15    Opinion of Financial Advisor                         21
        Section 3.16    Intellectual Property                                21
        Section 3.17    Contracts and Other Agreements                       21
        Section 3.18    Properties                                           22
        Section 3.19    Environmental Matters                                23
        Section 3.20    Confidentiality Agreements                           24
        Section 3.21    Disclosure                                           24

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HOLDINGS                      24
        Section 4.1     Corporate Existence and Power                        25
        Section 4.2     Corporate Authorization                              25
        Section 4.3     Governmental Authorization                           26
        Section 4.4     Non-Contravention                                    26
        Section 4.5     Capitalization of FDESI                              26
        Section 4.6     FDESI Joint Ventures                                 27

        Section 4.7     FDESI Financial Statements                           27
        Section 4.8     Disclosure Documents                                 28
        Section 4.9     Operations of FDESI                                  28
        Section 4.10    Litigation of FDESI                                  30
        Section 4.11    Taxes of FDESI                                       30
        Section 4.12    Properties of FDESI                                  30
        Section 4.13    FDESI Contract List                                  31
        Section 4.14    Purchase for Investment; Legend                      32
        Section 4.15    Employees and Employee Benefit Plans                 33
        Section 4.16    Compliance with Laws                                 35
        Section 4.17    Intellectual Property                                35
        Section 4.18    Contracts and Other Agreements                       35
        Section 4.19    Properties                                           36
        Section 4.20    Confidentiality Agreements                           37
        Section 4.21    FDESI Disclosure                                     37

ARTICLE V - COVENANTS OF THE COMPANY                                         37
        Section 5.1     Conduct of the Business                              37
        Section 5.2     Stockholder Meeting; Proxy Material                  40
        Section 5.3     Access to Information                                40
        Section 5.4     No Solicitation of Other Offers                      41
        Section 5.5     Board of Directors and Officers                      43
        Section 5.6     Amendments to Certificate of
                         Incorporation and By-laws                           43
        Section 5.7     Stock Options                                        43
        Section 5.8     Update to Opinion of Financial Advisor               44

ARTICLE VI - COVENANTS OF HOLDINGS AND FDESI                                 44
        Section 6.1     Conduct of FDESI Business                            44
        Section 6.2     Access to Information                                47
        Section 6.3     Certain Additional Agreements of Holdings            47
        Section 6.4     Holdings Debt                                        49
        Section 6.5     Tax Indemnification                                  49
        Section 6.6     Termination of Tax-Sharing Agreements                49
        Section 6.7     Contract Indemnification                             50

ARTICLE VII - COVENANTS OF HOLDINGS AND THE COMPANY                          50
        Section 7.1     Reasonable Efforts                                   50
        Section 7.2     Certain Filings                                      50
        Section 7.3     Public Announcements                                 50
        Section 7.4     Marketing Agreement                                  51
        Section 7.5     Brokers or Finders                                   51
        Section 7.6     Notices of Certain Events                            51
        Section 7.7     Post-Closing Tax Matters                             51
        Section 7.8     FDESI Employee Benefits                              52
        Section 7.9     Use of Fluor Daniel Name                             52
        Section 7.10    Non-Permitted Actions                                53

ARTICLE VIII  - CONDITIONS TO THE CLOSING                                    53
        Section 8.1     Conditions to the Obligations of Each Party          53
        Section 8.2     Conditions to the Obligations of Holdings            54
        Section 8.3     Conditions to the Obligations of the Company         55

ARTICLE IX - TERMINATION                                                     57
        Section 9.1     Termination                                          57
        Section 9.2     Effect of Termination                                58

ARTICLE X - MISCELLANEOUS                                                    58
        Section 10.1    Notices                                              58
        Section 10.2    Non-Survival of Representations, Warranties
                         and Covenants; Indemnification                      60
        Section 10.3    Amendments; No Waivers                               60
        Section 10.4    Fees and Expenses                                    60
        Section 10.5    Successor and Assigns                                61
        Section 10.6    Entire Agreement                                     62
        Section 10.7    Governing Law                                        62
        Section 10.8    Counterparts; Effectiveness                          62
        Section 10.9    Severability                                         62
        Section 10.10   "To Knowledge"                                       62

Exhibit A - Amended and Restated Certificate of Incorporation
Exhibit B - Amendments to the By-laws
Exhibit C - Marketing Agreement

                             TABLE OF DEFINED TERMS


Term                                  Section                               Page

Acquired Shares                       Recitals                                1
Acquisition Proposal                  5.4(b)                                 38
Acquisition Transaction               5.4(b)                                 38
Adjusted Option                       5.7                                    43
Adjustment Fraction                   5.7                                    43
Affiliate                             3.17(c)                                21
Agreement                             Recitals                                1
Agreement of Merger                   2.2                                     6

Balance Sheet                         3.8                                    15
Balance Sheet Date                    3.8                                    15
Board of Directors                    3.1                                     9
By-law Amendments                     Recitals                                2

California Code                       2.1                                     5
Charter Amendments                    Recitals                                2
Closing                               2.8                                     8
Closing Date                          2.8                                     8
Code                                  3.12                                   15
Commonly Controlled Entity            3.13(a)                                16
Company                               Recitals                                1
Company 8-K's                         3.7(a)                                 14
Company 10-K's                        3.7(a)                                 14
Company 10-Q                          3.7(a)                                 14
Company Contract Backlog              3.22                                   23
Company Deposit                       1.6                                     4
Company Disclosure Documents          3.9(a)                                 15
Company Disclosure Letter             Article III                             8
Company Material Adverse Change       3.10(a)                                16
Company Material Adverse Effect       3.1                                     9
Company Proxy Statement               3.9(a)                                 15
Company Securities                    3.5                                    12
Company Stockholder Meeting           5.2(a)                                  6
Constituent Corporations              2.3(d)                                  4
Control                               3.17(c)                                21
Current Market Price                  5.7                                    43

Delaware Law                          1.1                                     2
Director Stock Options                3.5                                    12
Director Stock Option Plan            3.5                                    12

Effective Time of the Merger          2.2                                     6
Employee Stock Options                3.5                                    12
Employee Stock Option Plans           3.5                                    12
Environmental Laws                    3.19(a)                                22
ERISA                                 3.13(a)                                16
Exchange Act                          3.2                                     9
Exchange Agent                        1.5(a)                                  3

Term                                  Section                              Page

FDESI                                 Recitals                                1
FDESI Balance Sheet                   4.7                                    27
FDESI Balance Sheet Date              4.7                                    27
FDESI Common Stock                    2.3                                     6
FDESI Contract Backlog                4.13                                   31
FDESI Customer Contract               4.13                                   32
FDESI Deposit                         1.6                                     4
FDESI Disclosure Letter               Article IV                             24
FDESI Employees                       4.15(i)                                33
FDESI Financials                      4.7                                    27
FDESI Joint Venture                   4.6                                    26
FDESI Joint Venture Agreements        4.6                                    26
FDESI Material Adverse Change         4.9(a)                                 28
FDESI Material Adverse Effect         4.1                                    25
FDESI Securities                      4.5                                    26
Financials                            3.8                                    15

GAAP                                  3.8                                    15
Governmental Entity                   3.8                                    15
Governmental Entity                   3.3                                    11

Hazardous Substance                   3.19(a)                                24
Holdings                              Recitals                                1
Holdings Percentage                   6.3                                    47
HSR Act                               3.3                                    11

Indebtedness                          3.17(b)                                20
Independent Director                  6.3
Intellectual Property Rights          3.16(a)                                18
Interim Balance Sheet                 3.8                                    15
Interim Balance Sheet Date            3.8                                    15
Interim Financials                    3.8                                    15

Joint Venture                         3.6                                    13
Joint Venture Agreements              3.6                                    13

License Rights                        3.16(a)                                18
Lien                                  3.4                                    11

Marketing Agreement                   3.2                                     9
Merger                                Recitals                                1
Merger Consideration                  2.3(c)                                  6
Multiple Employer Plan                3.13(d)                                19

Name Change                           Recitals                                1
Newco                                 Recitals                                1
New Common Stock                      Recitals                                1
NLRA                                  3.13(h)                                17

Term                                  Section                              Page

Old Common Stock                      Recitals                                1
Option                                Recitals                                2
Option Agreement                      Recitals                                1
Option Shares                         Recitals                                2
Outstanding Old Common Stock          1.6                                     4

Parachute Payment                     3.13(f)                                17
Patents                               3.16(a)                                18
Payment Agreement                     1.6                                     4
Payment Fund                          1.6                                     4
Pension Plan                          3.13(d)                                16
Permit                                3.4                                    11
Plan                                  3.13(a)                                16
Prohibited Transaction                3.13(b)                                16

Recapitalization                      Recitals                                1
Recapitalization Consideration        1.3(a)                                  3
Recapitalization Payment              1.3(a)                                  3
Recapitalization Shares               1.3(a)                                  3

SEC                                   3.7(a)                                 14
SEC Reports                           3.7(a)                                 14
Securities Act                        3.7(a)                                 14
Standstill Period                     6.3                                    47
Subsidiary                            3.1                                     9
Surviving Corporation                 2.1                                     5

Tasks                                 4.13                                   32
Tax                                   3.12                                   15
Termination Fee                       10.4(b)                                51
Trademarks                            3.16(a)                                18
Transactions                          Recitals                                2

WARN                                  3.13(g)                                17
Welfare Plan                          3.13(e)                                17

                              INVESTMENT AGREEMENT

        THIS INVESTMENT AGREEMENT, dated as of December 11, 1995 (this "Agreement"), is made and entered into by and among Groundwater Technology, Inc., a Delaware corporation (the "Company"), GTI Acquisition Corporation, a California corporation and a wholly owned subsidiary of the Company ("Newco"), Fluor Daniel, Inc., a California corporation ("Holdings"), and Fluor Daniel Environmental Services, Inc., a California corporation and a wholly owned subsidiary of Holdings ("FDESI").

        WHEREAS, Holdings desires to make an equity investment in the Company and the parties desire to enter into other arrangements to further cooperation between the Company and Holdings in certain business matters;

        WHEREAS, in furtherance of the foregoing, Holdings desires to acquire from the Company, and the Company desires to issue to Holdings, 4,400,000 newly issued shares (the "Acquired Shares") of a newly authorized class of the Company's common stock, par value $.001 per share (the "New Common Stock");

        WHEREAS, the acquisition of the Acquired Shares by Holdings will be accomplished by the merger of FDESI with Newco, with FDESI to survive such merger as a wholly owned subsidiary of the Company (the "Merger"), and Holdings to receive the Acquired Shares as a result of the Merger; on the terms and subject to the conditions contained herein;

        WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of its stockholders to implement, in conjunction with the Merger, a plan of recapitalization (the "Recapitalization") pursuant to which each share of common stock, par value $.01 per share, of the Company (the "Old Common Stock") outstanding on the Closing Date (as defined in Section 2.9) will be reclassified, cancelled and converted into the right to receive .5274 shares of New Common Stock and $8.62 in cash, all as more specifically set forth herein;

        WHEREAS, to emphasize the close relationship of Holdings and the Company after the Merger, at the completion of the transactions contemplated hereby, upon the consummation of such transactions, the Company will change its name to "Fluor Daniel/GTI, Inc." (the "Name Change");

        WHEREAS, concurrently with the execution and delivery of this Agreement, Holdings and the Company are entering into a stock option agreement (the "Option Agreement"), pursuant to which Holdings will purchase from the Company for a cash payment of $1,650,000, and the Company will sell to Holdings on the date hereof, an option (the "Option") to purchase up to an additional 1,366,000 shares of New Common Stock, as adjusted pursuant to the Option Agreement, or, if exercised before the Closing in certain circumstances, Old Common Stock (the "Option Shares"), on the terms and conditions set forth in the Option Agreement;

        WHEREAS, the Board of Directors of the Company has approved this Investment Agreement and the transactions contemplated hereby and resolved to recommend that the stockholders of the Company approve the Merger, the Recapitalization and the other transactions contemplated hereby, including the adoption of the Amended and Restated Certificate of Incorporation (the "Charter Amendments"), and amendments to the By-laws (the "By-law Amendments") of the Company set forth in Exhibit "A" and Exhibit "B" hereof, (collectively, the "Transactions").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I
                          THE PLAN OF RECAPITALIZATION

        Section 1.1 The Recapitalization. Upon the terms and conditions hereinafter set forth and in accordance with the General Corporation Law of the State of Delaware (the "Delaware Law"), as of the Closing Date (as defined in
Section 2.9), (i) the outstanding capital stock of the Company shall be reclassified in accordance with the Charter Amendments and the stockholders of record of the Company on the Closing Date shall be entitled to receive the Recapitalization Consideration (as defined in Section 1.3); and (ii) the name of the Company will be changed to "Fluor Daniel/GTI, Inc."

        Section 1.2 Filing. On the Closing Date, subject to the satisfaction or waiver of the conditions set forth in Article VIII, other than the condition set forth in Section 8.1, paragraph (a) which may not be waived, and conditions set forth in Section 8.2, paragraph (f) and Section 8.3, paragraph (b), the Company shall cause the Charter Amendments to be executed and filed with the Secretary of State of Delaware in accordance with Sections 242 and 103 of the Delaware Law.

        Section  1.3  Conversion.   At  the  Closing  Date,  by  virtue  of  the
Recapitalization and without any action on the part of the holders thereof:

                (a) Each issued and outstanding share of the Old Common Stock, other than shares of Old Common Stock held in the treasury of the Company, shall be reclassified and automatically converted into the right to receive consideration per share consisting of .5274 of a share of the New Common Stock (the "Recapitalization Shares") and $8.62 in cash without interest (the "Recapitalization Payment," and collectively with the Recapitalization Shares, the "Recapitalization Consideration").

                (b) All shares of Old Common Stock which are held by the Company as treasury shares shall be canceled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

                (c) No fraction of a share of New Common Stock will be issued in the Recapitalization, but, in lieu thereof, each holder of Old Common Stock who would otherwise be entitled to a fraction of a share of New Common Stock (after aggregating all fractional shares of New Common Stock received by the holder) will be entitled to receive from the Company an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) the average of the closing price of the Old Common Stock on the NASDAQ National Market for the five days immediately prior to the Closing Date.

        Section 1.4 No Post-Closing Transfers. No transfer of shares of Old Common Stock of the Company shall be made from and after the Closing. If, after the Closing Date, certificates previously representing shares of Old Common Stock are presented to the Company or the Exchange Agent (as defined in Section 1.5), they shall be canceled and exchanged for the Recapitalization Consideration as provided in Section 1.3.

        Section 1.5 Surrender of Certificates. From and after the Closing Date, Boston EquiServ or such other bank and trust company as the Company, at least five days prior to the mailing of the Company Proxy Statement (as defined in Section 3.9), shall designate and Holdings shall approve (which approval shall not be unreasonably withheld), shall act as exchange agent (the "Exchange Agent") in effecting the reclassification by the exchange for cash and New Common Stock of certificates that, prior to the Closing Date, represented shares of Old Common Stock entitled to payment in cash and New Common Stock pursuant to
Section 1.3(a). As soon as practicable after the Closing Date, the Exchange Agent shall send a notice and transmittal form to each holder of record of Old Common

Stock immediately prior to the Closing Date advising such holder of the effectiveness of the Recapitalization and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of the Company) the certificate or certificates to be exchanged pursuant to the Recapitalization. Upon the surrender for exchange of such a certificate, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other documents as may be required pursuant to such instructions, the holder shall be paid promptly, without interest thereon and subject to any required withholding of taxes, the amount of cash and New Common Stock to which such holder is entitled hereunder, and such certificate shall forthwith be canceled. Until so surrendered and exchanged, each certificate which immediately prior to the Closing Date represented outstanding shares of the Old Common Stock shall represent solely the right to receive the cash and New Common Stock into which the Old Common Stock it theretofore represented shall have been converted pursuant to Section 1.3(a), subject to any required withholding of taxes. If any payment for Old Common Stock is to be made to a person other than the person in whose name the certificates for such shares surrendered is registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered owner of the certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        Section 1.6 Exchange Agent. Prior to the Closing Date, the Company and FDESI shall enter into an agreement (the "Payment Agreement") with the Exchange Agent. Immediately prior to the filing of the Charter Amendments, Holdings shall deposit or cause FDESI to be deposited with the Exchange Agent (the "FDESI Deposit") in trust for the benefit of stockholders of the Company, cash in the amount of $33,350,000, and the Company shall deposit or cause to be deposited with the Exchange Agent (the "Company Deposit") in trust for the benefit of the stockholders of the Company cash in an aggregate amount equal to the amount determined by subtracting the FDESI Deposit from the product obtained by multiplying (i) the number of shares of Old Common Stock outstanding immediately prior to the Closing Date (the "Outstanding Old Common Stock") by (ii) the Recapitalization Payment. The deposits made by FDESI and the Company pursuant to the preceding sentence is hereinafter referred to as the "Payment Fund." The Payment Agreement shall provide, among other things, that (a) the Exchange Agent shall maintain the Payment Fund as a separate fund to be held for the benefit of the holders of the Old Common Stock of the Company, which shall be promptly applied by the Exchange Agent to making the payments provided for in Section 1.5, (b) any portion of the Payment Fund that has not been paid to holders of the Old Common Stock pursuant to Section 1.5 prior to that date which is six months from the Closing Date shall be paid to the

Company, and any holders of Old Common Stock who shall not have theretofore complied with Section 1.5 shall thereafter look only to the Company for payment of the amount of cash and securities to which they are entitled under this Agreement, (c) the Payment Fund shall not be used for any purpose that is not provided for herein, (d) the Exchange Agent may invest, if so directed by the Company, the cash portion of the Payment Fund in obligations of the United States government or any agency or instrumentality thereof, or in obligations that are guaranteed or insured by the United States government or any agency or instrumentality thereof, (e) any net profit resulting from, or interest or income produced by, such investments shall be payable to the Company on demand,
(f) the Exchange Agent shall make payment of the Recapitalization Consideration, to any holder who validly delivers at least 100,000 shares of Old Common Stock in the Recapitalization on or after the Closing Date, by wire transfer of the Recapitalization Payment to such holder within one business day of the later of the Closing Date or the date of such delivery, and by transmittal of the Recapitalization Shares by overnight courier, insured, on the next business day after the later of the Closing Date or the date of such delivery and (g) all expenses of the Exchange Agent shall be paid directly by the Company. Promptly following the date which is six months from the Closing Date, the Exchange Agent shall return to the Company all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing Old Common Stock may surrender such certificate to the Company and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the consideration payable in respect thereto pursuant to Section 1.3(a) hereof, without interest, but shall have no greater rights against the Company than may be accorded to general creditors of the Company under the Delaware Law.


                                   ARTICLE II
                                   THE MERGER

        Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Corporations Code (the "California Code"), Newco shall be merged with and into FDESI at the Effective Time of the Merger (as defined in Section 2.2). Following the Merger, the separate corporate existence of Newco shall cease and FDESI shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Newco in accordance with the California Code.

        Section 2.2 Effective Time. As soon as practicable following the filing of Charter Amendments and the satisfaction or waiver of the conditions set forth in Article VIII, except the condition set forth in Section 8.3, paragraph (b), the parties shall file an agreement of merger or other appropriate documents (in any such case, the "Agreement of Merger") executed in accordance with the relevant provisions of the California Code and shall make all other filings or recordings required under the California Code. The Merger shall become effective at such time as the Agreement of Merger is duly filed with the California Secretary of State, notwithstanding that evidence of the acceptance of such filing might not have been received on the filing date, or at such other time as Newco and FDESI shall agree should be specified in the Agreement of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

        Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the California Code. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of the shares of common stock, no par value, of FDESI ("FDESI Common Stock") or any shares of capital stock of Newco:

                (a) Capital Stock of Newco. Each issued and outstanding share of the capital stock of Newco shall be converted into and become one fully paid and nonassessable shares of common stock, no par value, of the Surviving Corporation.

                (b) Treasury Stock. No shares of FDESI Common Stock are owned by FDESI.

                (c) Conversion of FDESI Common Stock. Each of the 1,000 issued and outstanding shares of FDESI Common Stock shall be converted into the right to receive from the Company 4,400 shares of New Common Stock of the Company (the "Merger Consideration"), which shall be payable promptly upon the surrender of the certificate representing such share at the Closing (as hereinafter defined) against delivery of a certificate representing the aggregate Merger Consideration. As of the Effective Time of the Merger, all such shares of FDESI Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of the certificate representing such shares of FDESI Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                (d) Rights and Duties Survive. The Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restriction, disabilities and duties of each of FDESI and Newco (collectively, the "Constituent

Corporations"); and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporation, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of the creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thence forth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and dues had been incurred or contracted by it.

        Section 2.4 Obligation to Transfer Funds to the Company. Each of FDESI and Newco acknowledges and agrees that at the Effective Time of the Merger, the Surviving Corporation shall be obligated to irrevocably authorize the Exchange Agent to allow the FDESI Deposit to be held on behalf of the Company for the benefit of the stockholders of the Company, in accordance with the Company's instructions under the Payment Agreement (the "Transfer Authorization").

        Section 2.5 Further Assurances. If at any time after the Effective Time of the Merger the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

        Section 2.6 Articles of Incorporation and By-laws. (a) The Articles of Incorporation of FDESI, as in effect immediately prior to the Effective Time of the Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The By-laws of FDESI as in effect at the Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        Section 2.7 Directors. The directors of FDESI at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 2.8 Officers. The officers of FDESI at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 2.9 Closing; Closing Date. The closing of the sale and purchase of the Shares and the Merger contemplated hereby (the "Closing") shall take place at the offices of Fluor Corporation, 3333 Michelson Drive, Irvine, California 92730, at 8:00 a.m. Los Angeles time, on a date to be mutually agreed upon by the parties, which date shall, subject to the satisfaction, or, to the extent permitted hereby, waiver, at or prior to the Closing, of all the conditions set forth in Article VIII hereof, be no later than the third business day after the satisfaction, or, to the extent permitted hereby, waiver, of the conditions set forth in Sections 8.1(a), (b), (c) and (e). The time and date on which the Closing occurs is herein called the "Closing Date."


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Holdings that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the disclosure letter delivered by the Company to the Holdings on the date hereof and initialed by the parties (the "Company Disclosure Letter"). Nothing in the Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Company Disclosure Letter identities the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The Company Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

        Section 3.1 Corporate Existence and Power. Each of the Company and each of its Subsidiaries (as defined herein), including, without limiting the generality of the foregoing, Newco, is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority to carry on its business as now or currently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"). The Company has heretofore delivered to Holdings true and complete copies of the Company's Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws of the Subsidiaries, in each case as in effect on the date hereof. The minute books of the Company contain true and complete records of all meetings and consents in lieu of meeting of its Board of Directors (the "Board of Directors") (and any committees thereof), and of its stockholders. The term "Subsidiary" as used in this Agreement shall mean any corporation or other legal entity of which the Company or FDESI, as the case may be, (either alone or together with other Subsidiaries of the Company or FDESI, as the case may be) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are ordinarily and generally, in the absence of contingencies or understandings, entitled to vote for the election of a majority of the board of directors or governing body.

        Section 3.2 Corporate Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the
Agreement of Merger, the Option Agreement and the Marketing Agreement (as defined herein) and to perform its obligations under such agreements and to consummate the transactions contemplated hereby and thereby. Newco has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, the Agreement of Merger, the Option Agreement and the Marketing Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors and no further corporate action on the part of the Company (except for the approval by the Company's stockholders of the Transactions and the filing of a Certificate of Amendment with the Secretary of State of Delaware with respect to the Charter Amendments as required by Delaware Law) is necessary to authorize the execution, delivery and performance by the Company of such agreements or the consummation by the Company of the transactions contemplated hereby or thereby. The execution, delivery and performance by Newco of this
Agreement and the Agreement of Merger, and the consummation by Newco of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of Newco, and by the sole shareholder of Newco, and no further corporate action on the part of Newco or shareholder action on the part of Newco's sole shareholder (except for the approval by the Company's stockholders of the Transactions) is necessary to authorize the execution delivery and performance by Newco of such agreements or the consummation by Newco of the transactions contemplated hereby or thereby. Assuming Holdings is not and has not been the beneficial owner (as defined in
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of 15% or more of the outstanding New Common Stock prior to its execution and delivery of this Agreement, the foregoing authorization and approval by the Board of Directors constitutes prior approval by the Board of Directors of the transaction which resulted in Holdings becoming an "interested stockholder" within the meaning of paragraph (a)(1) of Section 203 of the Delaware Law. This Agreement, the Agreement of Merger, and the Option Agreement have been, and upon execution and delivery by the Company and, in the case of this Agreement and the Agreement of Merger, Newco, at the Closing, the Marketing Agreement will be, duly executed and delivered by the Company and constitute (or, in the case of the Marketing Agreement, will constitute at the Closing) valid and binding obligations of the Company and, in the case of this Agreement and the Agreement of Merger, Newco, enforceable against the Company and, in the case of this Agreement and the Agreement of Merger, Newco, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, equity or redemption, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Acquired Shares received by Holdings in the Merger, and the shares to be issued upon exercise of the Option, will, when issued and delivered in accordance with the terms hereof, or the Option Agreement, as the case may be, be validly issued, fully paid and nonassessable and free and clear of any claim, lien, encumbrance, preemptive right or agreement. The term "Marketing Agreement" means that certain Marketing Agreement, dated the date hereof, between the Company and Holdings, a copy of which is attached hereto as Exhibit "C".

        Section 3.3 Governmental Authorization. The execution, delivery and performance by each of the Company and Newco of this Agreement, and by the Company of the Option Agreement and the Marketing Agreement, and the consummation by the Company and Newco of the transactions contemplated hereby and thereby require no action by or in respect of, or filing by the Company or Newco with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") other than: (i) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (ii) compliance with any applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder; and (iii) compliance with any applicable federal or state securities laws.

        Section 3.4 Non-Contravention. The execution, delivery and performance by each of the Company and Newco of this Agreement, and by the Company of the Option Agreement and the Marketing Agreement and the consummation by the Company and Newco of the transactions contemplated hereby and thereby do not and will not: (i) contravene or conflict with the Certificate of Incorporation or By-laws of the Company or the Articles of Incorporation or By-laws of Newco; (ii) violate, conflict with or result in the breach of any of the terms of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under, any contract or other agreement to which the Company or any of the Subsidiaries is a party or by which any of its assets or properties may be bound or affected; (iii) violate any order, judgment, injunction, award or decree of any United States federal or state court, domestic arbitrator or United States federal or state governmental or regulatory body against, or binding upon, the Company or its Subsidiaries or upon the properties or business of the Company or its Subsidiaries; (iv) violate any statute, law or regulation of the United States or any of the several states thereof as such statute, law or regulation relates to the Company or its Subsidiaries or to the properties or business of the Company or its Subsidiaries; (v) result in the creation or imposition of any Lien (as defined herein) on any asset of the Company or its Subsidiaries; or (vi) violate any Permit (as defined herein), except, with respect to clauses (ii), (iv), (v) or
(vi) of this Section 3.4, for violations or Liens, which, individually or in the aggregate, would not have a Company Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, "Permit" means any license, permit, order or approval of any federal, state, or local regulatory body.

        Section 3.5 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 shares of Old Common Stock, and 1,000,000 shares of preferred stock, par value $.01 per share, none of which preferred stock is issued and outstanding. As of the date hereof, there are outstanding (a) 6,962,196 shares of Old Common Stock, (b) Employee Stock Options (as defined herein) to purchase an aggregate of 1,234,706 shares of Old Common Stock, and (c) Director Stock Options (as defined herein) to purchase an aggregate of 22,500 shares of Old Common Stock (Employee Stock Options and Director Stock Options to purchase an aggregate of 304,916 shares of Old Common Stock were vested and exercisable as of the date hereof). As of the date hereof, 1,459,600 shares of Old Common Stock were reserved for issuance pursuant to the Employee Stock Option Plans (as defined herein) and 100,000 shares of Common Stock were reserved for issuance pursuant to the Director Stock Option Plan (as defined herein). The 1988 Non-Employee Director Stock Option Plan has been terminated and no options are outstanding under such plan. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement and the Option Agreement and as set forth in this Section 3.5, as of the date hereof there are, and, except for changes occurring after the date hereof resulting from (x) the exercise of Employee Stock Options or Director Stock Options outstanding on such date or (y) the grant of Employee Stock Options in the ordinary course of business and the exercise of such Employee Stock Options, on the Closing Date there will be, no outstanding (i) shares of capital stock or other securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options, rights, subscriptions, warrants, calls, unsatisfied preemptive rights, or other agreements to acquire or otherwise receive from the Company any capital stock or other securities of, or securities convertible into or exchangeable for capital stock or other securities of, the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). As of the date hereof there are, and except for Employee Stock Options granted in the ordinary course of business after the date hereof, as of the Closing Date there will be, no options, grants, stock appreciation rights or other awards outstanding under any Employee Stock Option Plan or any Director Stock Option Plan other than the options to purchase the shares of Old Common Stock as described in this Section 3.5. For purposes of this Agreement, the Company's 1986 Employee Stock Purchase Plan and 1987 Stock Plan shall be referred to individually as an "Employee Stock Option Plan", and collectively as the "Employee Stock Option Plans"; and the 1995 Director Stock Option Plan shall be referred to as the "Director Stock Option Plan." The outstanding options to purchase Old Common Stock granted under the Employee Stock Option Plans shall be referred to as "Employee Stock Options" and under the Director Stock Option Plan shall be referred to as "Director Stock Options".

       (b) As of the date hereof, the authorized capital stock of Newco consists in its entirety of 1,000 shares of common stock, no par value, of which 1,000 shares are outstanding and owned of record and beneficially by the Company. All outstanding shares of capital stock of Newco have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 3.5, as of the date hereof there are, and on the Closing Date there will be, no outstanding (i) shares of capital stock or other securities of Newco, (ii) securities of Newco convertible into or exchangeable for shares of capital stock or other securities of Newco or (iii) options, rights, subscriptions, warrants, calls, unsatisfied preemptive rights, or other agreements to acquire or otherwise receive from Newco any capital stock or other securities of, or securities convertible into or exchangeable for capital stock or other securities of, Newco.

        Section 3.6 Joint Ventures; Subsidiaries. (a) The Company Disclosure Letter sets forth a list of each entity in which the Company holds or has the right to acquire one percent (1%) or more of the equity, partnership or other interests of such entity (each such entity, except Subsidiaries, being referred to as a "Joint Venture") and a list of all material agreements relating thereto to which the Company is a party ("Joint Venture Agreements"). To the Company's knowledge and belief, the Company and each other party thereto is in compliance in all material respects with all of the terms, conditions and obligations binding upon it in respect of each of the Joint Venture Agreements, and as of the date hereof none of the Joint Venture Agreements has been terminated. The Company has delivered true and correct copies of each Joint Venture Agreement, as amended, modified or supplemented, to Holdings and all waivers executed thereunder.

        (b) The Company's interest in each of the Joint Ventures is directly owned by the Company and, except for any restrictions on transfer contained in the Joint Venture Agreements, free and clear of any material Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interest). Except as expressly set forth in the Joint Venture Agreements, there are no outstanding obligations of the Company to fund or make a further investment in any Joint Venture.

        (c) The Company Disclosure Letter also sets forth a list of each Subsidiary of the Company. The Company or its Subsidiaries are, directly or indirectly, the record and beneficial owner of the percentage of outstanding shares of capital stock or other voting securities of each of its Subsidiaries listed thereon; there are no proxies with respect to such securities, and no securities of any of the Subsidiaries are or may become required to be issued, transferred or sold for any reason including, without limitation, by reason of any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments of any character obligating the Company or any such Subsidiary to issue, transfer or sell any of such securities. All of such securities so owned by the Company or its Subsidiaries are validly issued, fully paid and nonassessable and are owned free and clear of any claim, lien, encumbrance, preemptive right or agreement with respect thereto.

        Section 3.7 SEC Filings. (a) The Company has delivered or made available to Holdings true and complete copies of: (i) its Annual Report on Form 10-K for the fiscal years ended April 29, 1995, April 30, 1994, and May 1, 1993 (the "Company 10-K's"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) its Quarterly Report on Form 10-Q for its fiscal quarter ended July 31, 1995, as filed with the SEC (the "Company 10-Q"), (iii) its Current Reports on Form 8-K filed with the SEC since May 1, 1993 (the "Company 8-K's," and, together with the Company 10-K's and the Company 10-Q, the "SEC Reports"), (iv) its proxy or information statements relating to meetings of, or actions without a meeting by, the stockholders of the Company held since May 1, 1993 and (v) all of its other reports, statements, schedules and final registration statements (except registration statements filed on Form S-8) filed with the SEC since May 1, 1993. The Company has filed all required documents, schedules, form, statements and other documents with the SEC since May 1, 1992.

        (b) As of its filing date, no such report, schedule or statement (including all exhibits and schedules thereto and documents incorporated by reference therein) referred to in clauses (a)(i)-(iv), as amended or supplemented if applicable, filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (c) No such final registration statement (including all exhibits and schedules thereto and documents incorporated by reference therein) referred to in clause (a)(v), as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") as of the date such statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus, in light of the circumstances under which they were made).

        Section 3.8 Financial Statements. The audited balance sheets of the Company as at April 29, 1995, April 30, 1994, and May 1, 1993, and the related audited statements of operations, changes in stockholders' equity and cash flows for the fiscal years then ended, together with the notes thereto certified by Ernst & Young, independent certified public accountants, included in the Company 10-K's which have been delivered to Holdings, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis through the periods covered thereby, and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and its results of operations and cash flows for the periods then ended. The foregoing financial statements of the Company as at April 29, 1995, and for the year then ended, are sometimes herein called the "Financials," the balance sheet included in the Financials is sometimes herein called the "Balance Sheet" and April 29, 1995 is sometimes herein called the "Balance Sheet Date." The financial statements of the Company for the three months ended July 31, 1995 and as included in the Company 10-Q which has been delivered to Holdings, fairly present the financial condition and results of operations of the Company as of and for the three months ended (subject to year-end adjustments consisting only of normal recurring accruals) in accordance with GAAP applied in a manner consistent with the principles applied during the fiscal year ended 1995. The foregoing unaudited financial statements of the Company as at July 31, 1995, and for the three months then ended are sometimes herein called the "Interim Financials," the balance sheet included in the Interim Financials is sometimes herein called the "Interim Balance Sheet" and July 31, 1995 is sometimes herein called the "Interim Balance Sheet Date." Except as set forth in the SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto. Since the date of its incorporation, Newco has had no assets other than a cash capital contribution of $100 and no liabilities.

        Section 3.9 Disclosure Documents. (a) The proxy statement of the Company on Schedule 14A (the "Company Proxy Statement") to be filed with the SEC in connection with the Transactions, and any amendments or supplements thereto (the Company Proxy Statement, as amended or supplemented, being referred to as the "Company Disclosure Documents") will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and resolutions promulgated thereunder. At the time the Company Proxy Statement or any amendments or supplements thereto are first mailed to stockholders of the Company, and at the time such stockholders vote on approval of the Transactions, the Company Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (b) The representations and warranties contained in Section 3.9(a) shall not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished in writing to the Company by Holdings specifically for use therein.

        Section 3.10 Operations of the Company. Except as contemplated by this Agreement or as disclosed in the Interim Balance Sheet, since the Interim Balance Sheet Date, the Company has conducted its business only in the ordinary course and has not:

        (a) suffered or incurred any material adverse change in the business, properties, condition (financial or otherwise), results of operations or prospects of the Company and its Subsidiaries, taken as a whole (a "Company Material Adverse Change"), and the Company knows of no such change that is threatened;

        (b) amended its certificate of incorporation or by-laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or other securities;

        (c) incurred any indebtedness for borrowed money other than in the ordinary course of business under the letters of credit referred to in the Company Disclosure Letter;

        (d) declared or paid any dividends or declared or made any other distributions or any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other securities;

        (e) reduced its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course or business, consistent with past practices;

        (f) except as required by GAAP, made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

        (g) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay persons other than its officers, directors or shareholders made in the ordinary course of business;

        (h) made any acquisition of all or substantially all of the assets, properties, capital stock or business of any other person;

        (i) agreed to the sale, lease, transfer or other disposition (other than sales of assets in the ordinary course of business), in one or more transactions, of the business or assets of the Company (including by way of a merger, consolidation, tender or exchange offer, sale of stock, liquidation or dissolution or similar transaction);

        (j) entered into any employment agreement with any executive officers of the Company or any of its Subsidiaries, or granted any such executive officers any material increase in compensation, except in the ordinary course of business consistent with prior practice;

        (k) adopted any stock option or other stock-based employee benefits plans or agreed to accelerate the vesting or exercisability of any employee or director stock option;

        (l) incurred any damage, destruction or loss, whether or not covered by insurance, that has had or could have a Company Material Adverse Effect; or

        (m) issued, sold or otherwise disposed of any Company Securities or any debt or equity securities of any of its Subsidiaries.

        Section 3.11 Litigation. Except as set forth in the SEC Reports, as of the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company or any of its Subsidiaries which could reasonably be expected to result in a Company Material Adverse Change. Except as set forth in the SEC Reports, as of the date hereof, there are no actions, suits or claims or legal, administrative or arbitral proceedings of which the Company or any of its Subsidiaries has received notice, or, to the knowledge of the Company or any of the Subsidiaries, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries or any of their respective properties or assets in which the amount in controversy or damages sought exceeds $20,000.

        Section 3.12 Taxes. Each of the Company and each of its Subsidiaries has paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, gross receipts taxes, franchise taxes, employment and payroll-related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (hereinafter, "Taxes" or, individually, a "Tax") required to be paid by it through the date hereof and all deficiencies or other additions to tax, interest and penalties owed by it, in connection with any such Taxes (other than Taxes and deficiencies not material in the aggregate), and shall timely pay any Taxes, including additions, interest and penalties, required to be paid by it after the date hereof and on or before the Closing Date (other than Taxes being contested in good faith and the liability for which is reserved for by the Company in accordance with GAAP). All reserves or other provisions for taxes reflected in the Financials and the Interim Financials are, or will be, adequate, and there are no liens for delinquent taxes upon any property or asset of the Company or any of its Subsidiaries. The Company Disclosure Letter sets forth the status of the audit of any income tax returns of the Company or any of its Subsidiaries for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency of statutory notices of deficiency that may have been issued in connection therewith. The Company Disclosure Letter sets forth all federal tax elections under the Internal Revenue Code of 1986, as amended (the "Code") that are in effect with respect to the Company for the fiscal years ended May 1, 1993, April 30, 1994, and April 29, 1995. No extension of time with respect to any date on which any Tax return was or is to be filed by the Company or any of its Subsidiaries is in force, and no waiver or agreement by the Company or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any Tax. The Company has not made any election under Section 341(f) of the Code. Each of the Company and each of its Subsidiaries has timely filed all tax returns required through the date hereof, and shall prepare and timely file, in a manner consistent with prior years and applicable laws and regulations, all tax returns to be filed on or before the Closing Date.

        Section  3.13  Employee  Benefit  Plans.  Except as set forth in the SEC
Reports:

        (a) There are no plans, practices, arrangements, policies or commitments, including, without limitation, any employment, consulting or deferred compensation arrangements or agreements, executive compensation, bonus or severance pay plans or practices, health or life insurance arrangements, vacation pay plans or any other fringe benefit plans, including, without limitation, any pension, profit sharing, savings or other plans described in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not covered by ERISA) (each individually, a "Plan") maintained or contributed to by or on behalf of the Company, or with respect to which the Company has or could have any material liability or obligation, whether actual or contingent, direct or indirect, through any Commonly Controlled Entity (as defined below or otherwise), other than the Employee Stock Option Plans and the Director Stock Option Plan. A "Commonly Controlled Entity" of a person shall mean any other person who is treated as a single employer (within the meaning of Code Section 414) with such person.

        (b) Each Plan is (and the Company is with respect to each Plan) in compliance in all material respects with all applicable laws, regulations, reporting and disclosure requirements and has been administered and operated in all material respects in accordance with its terms. With respect to each Plan:
(i) no "prohibited transaction" (within the meaning of Code Section 4975 or ERISA Section 406) or breach of fiduciary duty has occurred; and (ii) there are no material actions, liens, claims or disputes pending or, to the knowledge of the Company, threatened.

        (c) With respect to each Plan (where applicable); on or before the date hereof, the Company has delivered or made available to Holdings complete copies of (i) each Plan document and individual agreement related thereto; and (ii) the most recent summary plan description, annual report, actuarial valuation and Internal Revenue Service determination letter.

        (d) No Plan is a "pension plan" (within the meaning of ERISA Section 3(2)) or a "multiple employer plan" (as described in Code Section 413(c)). The Company has not incurred any actual or contingent liability arising under Title IV of ERISA which is reasonably likely to have a Company Material Adverse Effect. Without limiting the foregoing, the Company has no secondary liability under any agreement described in ERISA Section 4204, or has been a party to a transaction described in ERISA Section 4069, in each case, which is reasonably likely to have a Company Material Adverse Effect.

        (e) With respect to each Plan which is a "welfare plan" (within the meaning of ERISA Section 3(1)): (i) except as required under Code Section 4980B or Part 6 of Title I of ERISA, no such plan provides medical or death benefits with respect to any individual beyond his or her termination of employment or service; and (ii) there are no reserves, assets, surplus or prepaid premiums under any such Plan.

        (f) The consummation of the Transactions and the exercise of the Option will not: (i) entitle any individual to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any individual; or (iii) entitle any individual to a "parachute payment" (within the meaning of Code Section 280G).

        (g) Neither the Company nor any Commonly Controlled Entity has incurred within the last two years or reasonably expects, as of the date hereof, to incur any liability or obligation under the Workers Adjustment Retraining Notification Act or any similar state law ("WARN").

        (h) Each of the Company and each of its Subsidiaries is not, and has not been, a party to any collective bargaining agreement or any agreement with a labor union or association. There is no pending work stoppage, organizing effort, strike, slowdown, picketing or similar event affecting the Company or any of the Subsidiaries or, to the knowledge of the Company and each of its Subsidiaries, threatened, and no application for certification of a collective bargaining agent is pending or, to the knowledge of the Company and each of its Subsidiaries, threatened. Each of the Company and each of its Subsidiaries has not been cited for any unfair labor practice or other practice or conduct prohibited by the National Labor Relations Act (the "NLRA"). There is no pending or, to the knowledge of the Company and each of its Subsidiaries, threatened, complaint, charge or proceeding before the National Labor Relations Board or any other governmental authority alleging any violation of the NLRA by the Company or any of its Subsidiaries.

        Section 3.14 Compliance with Laws. Except as previously disclosed in writing in a letter to Holdings or in the SEC Reports, and except for violations which are not reasonably likely to have a Company Material Adverse Effect, each of the Company and each of its Subsidiaries is not, to its knowledge, in violation of, and to its knowledge has not violated, (i) any federal, state or local law, statute, ordinance or regulation or any other requirement of any federal, state or local governmental or regulatory body of competent jurisdiction applicable to the Company or any of its Subsidiaries or the business of the Company or any of its Subsidiaries or (ii) any term of any applicable judgment, decree, injunction, law and/or order issued by a governmental or regulatory body of competent jurisdiction. Except as set forth in the SEC Reports, each of the Company and each of its Subsidiaries, to its knowledge, has all Permits required as of the date hereof for the conduct of the business of the Company and each of its Subsidiaries as now conducted; to the Company's knowledge, such Permits are in full force and effect; the Company has not received notice of any violation in respect of any Permits and no proceeding is pending of which the Company has received notice or, to the knowledge of the Company, threatened to revoke or limit any Permit which revocations or limitations would have, in the aggregate, a Company Material Adverse Effect.

        Section 3.15 Opinion of Financial Advisor. The Company has received the opinion of Donaldson, Lufkin & Jenrette, dated December 11, 1995, to the effect that the consideration to be received by the Company and its stockholders, pursuant to the Transactions, taken as a whole, is fair from a financial point of view to the Company and its stockholders, a true and complete copy of which opinion has been delivered to Holdings prior to the date hereof.

        Section 3.16 Intellectual Property. The Company is not aware of any patents held by any person or entity under which a license is reasonably likely to be required in connection with the conduct of the business of the Company as now conducted or as currently proposed to be conducted. The Company has not received any written notice of any adverse claim of any person or entity with respect to any intellectual property right or asserted against or threatened to be asserted against, the Company with respect to any intellectual property right.

        Section 3.17 Contracts and Other Agreements. (a) Except as set forth the SEC Reports (or filed as an exhibit thereto), there are no contracts or agreements to which the Company or any of its Subsidiaries is a party that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its
Subsidiaries taken as a whole. Each agreement, contract, lease, license, commitment or instrument of the Company set forth in the Company Disclosure Letter or the SEC Reports is in full force and effect and is a legal, valid and binding agreement of the Company and, to the best knowledge of the Company, of each other party thereto, enforceable in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor, to the knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

        (b) Set forth in the Company Disclosure Letter is (x) a list of all loan or credit agreements, notes, bonds, indentures, and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "Indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person.

        (c) The Company is not a party to or bound by any material written or oral (w) employment agreement or employment contract that is not terminable at will by the Company, (x) covenant not to compete, or (y) agreement, contract or other arrangement with (A) any stockholder of the Company, (B) any Affiliate (as defined herein) of the Company or, to the knowledge of the Company, any Affiliate of any stockholder of the Company or (C) any officer, director or employee of the Company (other than employment agreements covered by clause (w) above), or of any stockholder of the Company or of any Affiliate of the Company. The term "Affiliate" means, with respect to any person, any other person controlling, controlled by or under direct or indirect common control with such person (for the purposes of this definition "control," when used with respect to any specified person, shall mean the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing).

        (d) The Company is not a party to or bound by any material written or oral mortgage, pledge, security agreement, deed of trust or other document granting a Lien or security interest (including, but not limited to, Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices).

        Section 3.18 Properties. (a) Except as set forth in the Company Disclosure Letter, each of the Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted.

        (b) Each of the Company and each of its Subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

        Section 3.19 Environmental Matters. (a) Neither the Company nor any of its Subsidiaries has (x) placed, released, transported, arranged for transportation of or disposed of any Hazardous Substances (as defined herein) on, under, from or at any of the Company's or any of its Subsidiaries'
properties or any other properties (which for purposes of this Section 3.19 includes any facility formerly owned or operated by the Company), in violation of any applicable Environmental Laws (as defined herein) except where such violation would not have a Company Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of the Company's or any of its Subsidiaries' properties or any other property but arising from the Company's or any of its Subsidiaries' properties, in violation of any applicable Environmental Laws except where such violation would not have a Company Material Adverse Effect, or (z) during the preceding three years, received any written notice (A) from a Governmental Entity that the Company or any of its Subsidiaries is in violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances (collectively, "Environmental Laws") on or under any of the Company's or any of its Subsidiaries' properties or any other properties, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) from a Governmental Entity requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties, or (D) demanding payment by the Company or any of its Subsidiaries for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' properties or any other properties. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials, wastes or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

        (b) To the knowledge of the Company, no Environmental Law imposes any obligation upon the Company or its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement or the Option Agreement, including, without limitation, any requirement to modify or to transfer any Permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company's or its Subsidiaries' owned properties, or, to the knowledge of the Company, leased properties under any Environmental Law.

        Section 3.20 Confidentiality Agreements. To the Company's knowledge, all officers and employees of the Company who have access to confidential information have entered into confidentiality agreements and all employees providing services of a scientific nature have entered into invention agreements in the form then utilized by the Company. To the Company's knowledge, no officer or employee has disavowed his or her obligations under any such agreement and the Company is not aware of any facts or circumstances which would constitute a material breach of any such agreement.

        Section 3.21 Disclosure. No representations or warranties by the Company in this Agreement and no statement contained in any document (including, without limitation, the Financials, Interim Financials, Company Disclosure Letter, certificates, or other writings) furnished or to be furnished by the Company to Holdings or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.



                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF HOLDINGS

        Holdings represents and warrants to the Company that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the disclosure letter delivered by FDESI to the Company on the date hereof and initialed by the parties (the "FDESI Disclosure Letter"). Nothing in the FDESI Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the FDESI Disclosure Letter identities the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other items itself). The FDESI Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

        Section 4.1 Corporate Existence and Power. Each of Holdings and FDESI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted or currently proposed to be conducted. FDESI is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of FDESI (a "FDESI Material Adverse Effect"). FDESI has heretofore delivered to the Company true and complete copies of the Company's Articles of Incorporation and By-laws in each case as in effect on the date hereof. The minute books of FDESI contain true and complete records of all meeting and consents in lieu of meeting of its Board of Directors (and any committees thereof), and of its stockholder.

        Section 4.2 Corporate Authorization. Each of Holdings and FDESI has all requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement and the Marketing Agreement and perform its obligations under such agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdings and FDESI of this Agreement, the Option Agreement and the Marketing Agreement and the consummation by Holdings and FDESI of the transactions contemplated hereby and thereby have duly authorized by the board of directors of Holdings, FDESI and Fluor Corporation, and no other corporate action on the part of Holdings or FDESI is necessary to authorize the execution, delivery and performance of such agreements and consummation of the transactions contemplated hereby and thereby. This Agreement and the Option Agreement have been, and the Marketing Agreement at the Closing will be, duly executed and delivered by Holdings and FDESI and constitute valid and binding obligations of Holdings and FDESI enforceable against Holdings and FDESI in accordance with their respective terms subject to applicable bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors' rights and to general equitable principles.

        Section 4.3 Governmental Authorization. The execution, delivery and performance by Holdings and FDESI of this Agreement, the Option Agreement and the Marketing Agreement and the consummation by Holdings and FDESI of the transactions contemplated hereby and thereby require no action by or in respect of, or filing by Holdings or FDESI with any Governmental Entity other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder; and (iii) compliance with any applicable requirements of foreign or state securities laws.

        Section 4.4 Non-Contravention. The execution, delivery and performance by Holdings and FDESI of this Agreement, the Option Agreement and the Marketing Agreement and the consummation by Holdings and FDESI of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with their respective certificate of incorporation or by-laws; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under, any contract or other agreement to which Holdings or FDESI is a party or by or to which Holdings or FDESI or any of their respective assets or properties may be bound; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon Holdings or FDESI or upon the securities, properties or business of Holdings or FDESI; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Holdings or FDESI or to the securities, properties or business of Holdings or FDESI; (v) result in the creation or imposition of any Lien on any asset of Holdings or FDESI, or
(vi) violate any Permit,  except,  with respect to clauses (ii),  (iv),  (v) and
(vi) of this Section 4.4, for violations, or Liens, which, individually or in the aggregate, are not reasonably likely to have (x) a material adverse effect on the ability of Holdings to consummate the transactions contemplated hereby or
(y) a FDESI Material Adverse Effect.

        Section 4.5 Capitalization of FDESI. As of the date hereof, the authorized capital stock of FDESI consists in its entirety of 1,000 shares of common stock, no par value, of which 1,000 shares
are  outstanding  and  owned  of  record  and  beneficially  by  Holdings.   All
outstanding shares of capital stock of FDESI have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section 4.5, as of the date hereof there are, and on the Closing Date there will be, no outstanding (i) shares of capital stock or other securities of FDESI, (ii) securities of FDESI convertible into or exchangeable for shares of capital stock or other securities of FDESI or (iii) options, rights, subscriptions, warrants, calls, unsatisfied preemptive rights, or other agreements to acquire or otherwise receive from FDESI any capital stock or other securities of, or securities convertible into or exchangeable for capital stock or other securities of, FDESI (the items in clauses (i), (ii) and (iii) being referred to collectively as the "FDESI Securities").

        Section 4.6 FDESI Joint Ventures. (a) The FDESI Disclosure Letter sets forth a list of each entity in which FDESI holds or has the right to acquire one percent (1%) or more of the equity, partnership or other interests of such entity (each such entity, except Subsidiaries, being referred to as an "FDESI Joint Venture") and a list of all material agreements relating thereto to which FDESI is a party ("FDESI Joint Ventures Agreements"). To FDESI's knowledge and belief, FDESI and each other party thereto is in compliance in all material respects with all of the terms, conditions and obligations binding upon it in respect of each of the FDESI Joint Ventures Agreements, and as of the date hereof none of the FDESI Joint Ventures Agreements has been terminated. FDESI has delivered true and correct copies of each FDESI Joint Ventures Agreement, as amended, modified or supplemented, to the Company and all waivers executed thereunder.

        (b) FDESI's interest in each of the FDESI Joint Ventures is directly owned by FDESI and, except for any restrictions on transfer contained in the FDESI Joint Ventures Agreements, free and clear of any material Lien or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interest). Except as expressly set forth in the FDESI Joint Ventures Agreements, there are no outstanding obligations of FDESI to fund or make a further investment in any FDESI Joint Ventures.

        (c)  FDESI has no Subsidiaries.

        Section 4.7 FDESI Financial Statements. The unaudited balance sheets of FDESI as at April 30, 1995 and October 31, 1995, and the related unaudited statements of operations for the fiscal year and six month period, respectively, then ended, (except for the absence of footnotes and for normal year end adjustments and for the other matters set forth in that certain letter from Vic
L. Prechtl to Robert E. Sliney, Jr. dated November 30, 1995) have been prepared in accordance with GAAP applied on a consistent basis through the periods covered thereby, and fairly present the consolidated financial position of FDESI as of the date thereof and its results of operations for the period then ended. The foregoing unaudited financial statements of FDESI as at October 31, 1995, and for the period then ended, are sometimes herein called the "FDESI Financials," the balance sheet included in the FDESI Financials is sometimes herein called the "FDESI Balance Sheet" and October 31, 1995 is sometimes herein called the "FDESI Balance Sheet Date." Except as set forth in the FDESI Disclosure Letter, FDESI does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) to Holdings or any Affiliate of Holdings ("Holdings Debt") or otherwise required by GAAP to be set forth on a balance sheet of FDESI or in the notes thereto.

        Section 4.8 Disclosure Documents. The information with respect to Holdings and its Affiliates furnished to the Company by Holdings in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, in the case of the Company Proxy Statement, at the time the Company Proxy Statement and or any amendment or supplement thereto is first mailed to stockholders of the Company, and, in the case of the Company Proxy Statement, at the time the stockholders vote on approval of the Transactions.

        Section 4.9 Operations of FDESI. Except as contemplated by this Agreement or as disclosed in the FDESI Balance Sheet, since the FDESI Balance Sheet Date, FDESI has conducted its business only in the ordinary course and has not:

        (a) suffered or incurred any material adverse change in the business, properties, condition (financial or otherwise), results of operations or prospects of FDESI (a "FDESI Material Adverse Change"), and FDESI knows of no such change that is threatened;

        (b) amended its certificate of incorporation or by-laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or other securities;

        (c) incurred any indebtedness for borrowed money other than in the ordinary course of business;

        (d) declared or paid any dividends or declared or made any other distributions or any kind to its shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other securities;

        (e) reduced its cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course or business, consistent with past practices;

        (f) except as required by GAAP, made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

        (g) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay persons other than its officers, directors or shareholders made in the ordinary course of business;

        (h) made any acquisition of all or substantially all of the assets, properties, capital stock or business of any other person;

        (i) agreed to the sale, lease, transfer or other disposition (other than sales of assets in the ordinary course of business), in one or more transactions, of the business or assets of FDESI (including by way of a merger, consolidation, tender or exchange offer, sale of stock, liquidation or dissolution or similar transaction);

        (j) entered into any employment agreement with any executive officers of FDESI or granted any such executive officers any material increase in compensation, except in the ordinary course of business consistent with prior practice;

        (k) adopted any stock option or other stock-based employee benefits plans or agreed to accelerate the vesting or exercisability of any employee or director stock option;

        (l) incurred any damage, destruction or loss, whether or not covered by insurance, that has had or could have a FDESI Material Adverse Effect; or

        (m) issued, sold or otherwise disposed of any FDESI Securities.

        Section 4.10 Litigation of FDESI. As of the date hereof, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving FDESI which could reasonably be expected to result in a FDESI Material Adverse Change. As of the date hereof, there are no actions, suits or claims or legal, administrative or arbitral proceedings of which Holdings or FDESI has received notice, or, to the knowledge of Holdings or FDESI, investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of Holdings or FDESI, threatened against or involving FDESI or any of its properties or assets.

        Section 4.11 Taxes of FDESI. FDESI has paid all Taxes required to be paid by it through the date hereof and all deficiencies or other additions to tax, interest and penalties owed by it, in connection with any such Taxes (other than Taxes and deficiencies not material in the aggregate), and shall timely pay any Taxes, including additions, interest and penalties, required to be paid by it after the date hereof and on or before the Closing Date (other than Taxes being contested in good faith and the liability for which is reserved for by FDESI in accordance with GAAP). All reserves or other provisions for taxes reflected in the FDESI Financials are, or will be, adequate, and there are no liens for delinquent taxes upon any property or asset of FDESI. The FDESI Disclosure Letter sets forth the status of the audit of any income tax returns of FDESI (and of any consolidated, unitary or combined returns which included FDESI, but only insofar as such returns pertain specifically to FDESI) for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency of statutory notices of deficiency that may have been issued in connection therewith. The FDESI Disclosure Letter sets forth all federal tax elections under the Code that are in effect with respect to FDESI for the fiscal years ended May 1, 1993, April 30, 1994, and April 29, 1995. No extension of time with respect to any date on which any Tax return was or is to be filed by FDESI is in force, and no waiver or agreement by FDESI is in force for the extension of time for the assessment or payment of any Tax. FDESI has not made any election under Section 341(f) of the Code. FDESI has timely filed all tax returns required through the date hereof, and shall prepare and timely file, in a manner consistent with prior years and applicable laws and regulations, all tax returns to be filed on or before the Closing Date.

        Section 4.12 Environmental Matters of FDESI (a) FDESI has not (x) placed, released, transported, arranged for transportation of or disposed of any Hazardous Substances on, under, from or at any of FDESI's properties or any other properties (which for purposes of this Section 4.12 includes any facility formerly owned or operated by FDESI), in violation of any applicable

Environmental Laws, except where such violation would not have a FDESI Material Adverse Effect, (y) any knowledge of the presence of any Hazardous Substances on, under or at any of FDESI's properties or any other property but arising from FDESI's properties, in violation of any applicable Environmental Laws, except where such violation would not have a FDESI Material Adverse Effect, or (z) except in each case for notices set forth in the FDESI Disclosure Letter, during the preceding three years, received any written notice (A) from a Governmental Entity that FDESI is in violation of any Environmental Laws on or under any of FDESI's properties or any other properties, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) from a Governmental Entity requiring the response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of FDESI's properties or any other properties, or (D) demanding payment by FDESI for response to or remediation of a release or threatened release of Hazardous Substances at or arising from any of FDESI's properties or any other properties.

        (b) Except as set forth in the FDESI Disclosure Letter, to the knowledge of FDESI, no Environmental Law imposes any obligation upon FDESI or its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement or the Option Agreement, including, without limitation, any requirement to modify or to transfer any Permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of FDESI's or its Subsidiaries' owned properties, or, to the knowledge of FDESI, leased properties under any Environmental Law.

        Section 4.13 FDESI  Contract  List. (a) Except as set forth in paragraph
4.13 of the FDESI Disclosure Letter, FDESI is not a party to or subject to any contract to provide services, materials or goods to third parties (an "FDESI Customer Contract").

        (b) The FDESI Disclosure Letter sets forth with respect to the FDESI Customer Contracts, a summary of work performed as of the date of this Agreement and work to be performed after the date of this Agreement not yet completed.

        (c) Neither FDESI or Holdings has received notice or any other communication, written or oral, from any customer terminating or not renewing any FDESI Customer Contract or indicating the customer's formal non-acceptance of work performed by FDESI or Holdings under any FDESI Customer Contract.

        (d) FDESI or Holdings has completed in all material respects all work in progress under all FDESI Customer Contracts pursuant to the terms of each such contract, including all warranty terms, and substantially in accordance with customer specifications. Neither FDESI nor Holdings has been provided with written notice of any claims for material defects in performance under any of the contracts, and neither FDESI nor Holdings has knowledge of any state of facts or anticipated event which FDESI or Holdings in good faith, reasonably believes may give rise to any such claim.

        Section 4.14    Purchase for Investment; Legend.  Holdings hereby:

        (a) acknowledges that Holdings has been advised that the Acquired Shares have not been registered under the Securities Act or under any state securities laws;

        (b) represents and warrants that the Acquired Shares are being acquired by Holdings for Holdings' own sole benefit and account for investment and not with a view to, or for resale in connection with, a public offering or distribution thereof;

        (c) agrees that the Shares will not be sold or otherwise disposed of except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws;

        (d) consents that stop transfer instructions in respect of the Acquired Shares, relating only to the restrictions in Section 4.14 (c), may be issued to any transfer agent, transfer clerk or other agent at any time acting for the Company; and

        (e) consents that the certificate or certificates representing the Acquired Shares not registered under the Securities Act may be impressed with a legend in substantially the following form:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD, OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE

    SHARES UNDER SUCH ACT OR AN EXEMPTION THEREFROM. THE SHARES REPRESENTED BY THIS AGREEMENT ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON SALE OR TRANSFER PURSUANT TO THE PROVISIONS OF THAT CERTAIN INVESTMENT AGREEMENT DATED AS OF DECEMBER 11, 1995 AS TO WHICH THE COMPANY AND REGISTERED OWNER ARE PARTIES."

        Section 4.15 Employees and Employee Benefit Plans. Except as set forth in the FDESI Disclosure Letter:

        (a) There are no Plans maintained or contributed to by or on behalf of FDESI or Holdings, or with respect to which FDESI has or could have any material liability or obligation, whether actual or contingent, direct or indirect, through any Commonly Controlled Entity.

        (b) Each Plan is (and FDESI and Holdings is with respect to each Plan) in compliance in all material respects with all applicable laws, regulations, reporting and disclosure requirements and has been administered and operated in all material respects in accordance with its terms. With respect to each Plan:
(i) no "prohibited transaction" (within the meaning of Code Section 4975 of ERISA Section 406) or breach of fiduciary duty has occurred; and (ii) there are no material actions, liens, claims or disputes pending or, to the knowledge of FDESI or Holdings, threatened.

        (c) With respect to each Plan (where applicable), (i) on or before the date hereof, FDESI has delivered or made available to the Company complete copies of (i) each Plan document and individual agreement related thereto; and
(ii) the most recent summary plan description, annual report, actuarial valuation and Internal Revenue Service determination letter.

        (d) No Plan is a "pension plan" (within the meaning of ERISA Section 3(2)) or a "multiple employer plan" (as described in Code Section 413(c)). FDESI has not incurred any actual or contingent liability arising under Title IV of ERISA which is reasonably likely to have a Company Material Adverse Effect. Without limiting the foregoing, FDESI has no secondary liability under any agreement described in ERISA Section 4204, or has been a party to a transaction described in ERISA Section 4069, in each case, which is reasonably likely to have a FDESI Material Adverse Effect.

        (e) With respect to each Plan which is a "welfare plan" (within the meaning of ERISA Section 3(1)): (i) except as required under Code Section 4980B or Part 6 of Title I of ERISA, no such plan provides medical or death benefits with respect to any individual beyond his or her termination of employment or service; and (ii) there are no reserves, assets, surplus or prepaid premiums under any such Plan.

        (f) The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or any similar payment;
(ii) accelerate the time of payment or vesting or increase the amount of compensation due to any individual; or (iii) entitle any individual to a "parachute payment" (within the meaning of Code Section 280G).

        (g) Neither Holdings, FDESI nor any Commonly Controlled Entity has incurred within the last two years or reasonably expects, as of the date hereof, to incur any liability or obligation under WARN.

        (h) Each of Holdings (with respect to the business of FDESI) and FDESI is not, and has not been, a party to any collective bargaining agreement or any agreement with a labor union or association. There is no pending work stoppage, organizing effort, strike, slowdown, picketing or similar event affecting FDESI or Holdings (with respect to the business of FDESI) or, to the knowledge of Holdings and FDESI, threatened, and no application for certification of a collective bargaining agent is pending or, to the knowledge of the Holdings and FDESI, threatened. Neither Holdings (with respect to the business of FDESI) nor FDESI has been cited for any unfair labor practice or other practice or conduct prohibited by the NLRA. There is no pending or, to the knowledge of Holdings and FDESI, threatened, complaint, charge or proceeding before the National Labor Relations Board or any other governmental authority alleging any violation of the NLRA by FDESI or Holdings (with respect to the business of FDESI).

        (i) Set forth in paragraph 4.15(i) of the FDESI Disclosure Letter is a true, correct and complete list of all employees of FDESI (or employees of Holdings whose duties relate primarily to the business of FDESI and who Holdings intends to transfer to FDESI on or before the Closing)(the "FDESI Employees") and their rates of pay. No FDESI employee has sued or threatened to sue FDESI or Holdings, or bought or threatened to bring any administrative complaint against FDESI or Holdings, within the two years prior to the date hereof. FDESI has possession of or access to all personnel files with respect to each FDESI Employee.

        Section 4.16 Compliance with Laws. Except for violations which are not reasonably likely to have a FDESI Material Adverse Effect, each of Holdings (with respect to the business of FDESI) and FDESI is not, to its knowledge, in violation of, and to its knowledge has not violated, (i) any federal, state or local law, statute, ordinance or regulation or any other requirement of any federal, state or local governmental or regulatory body of competent jurisdiction applicable to FDESI or Holdings (with respect to the business of FDESI) or the business of FDESI or Holdings (with respect to the business of FDESI) or (ii) any term of any applicable judgment, decree, injunction, law and/or order issued by a governmental or regulatory body of competent jurisdiction. Except as set forth in the FDESI Disclosure Letter, each of the FDESI and Holdings (with respect to the business of FDESI), to its knowledge has all Permits required as of the date hereof for the conduct of the business of the FDESI or Holdings (with respect to the business of FDESI) as now conducted; to the knowledge of Holdings and FDESI, such Permits are in full force and effect; neither FDESI nor Holdings has received notice of any violation in respect of any Permits and no proceeding is pending of which Holdings or FDESI has received notice or, to the knowledge of Holdings or FDESI, threatened to revoke or limit any Permit which revocations or limitations would have, in the aggregate, a FDESI Material Adverse Effect.

        Section 4.17 Intellectual Property. Except as set forth in the FDESI Disclosure Letter, neither FDESI nor Holdings is aware of any patents held by any person or entity under which a license is reasonably likely to be required in connection with the conduct of the business of FDESI as now conducted or as currently proposed to be conducted. Except as set forth in the FDESI Disclosure Letter, neither Holdings nor FDESI has received any written notice of any adverse claim of any person or entity with respect to any intellectual property right relating to the business of FDESI or asserted against or threatened to be asserted against FDESI or Holdings (with respect to the business of FDESI) with respect to any intellectual property right.

        Section 4.18 Contracts and Other Agreements. (a) Except as set forth in the FDESI Disclosure Letter, there are no contracts or agreements to which Holdings or FDESI is a party that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of FDESI. Each agreement, contract, lease, license, commitment or instrument of FDESI set forth in the FDESI Disclosure Letter is in full force and effect and is a legal, valid and binding agreement of the FDESI and, to the best knowledge of Holdings and FDESI, of each other party thereto, enforceable in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Neither Holdings nor

FDESI is in violation of or in default under (nor, to the knowledge of Holdings or FDESI, does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a FDESI Material Adverse Effect.

        (b) Set forth in the FDESI Disclosure Letter is (x) a list of all loan or credit agreements, notes, bonds, indentures, and other agreements and instruments pursuant to which any Indebtedness of FDESI in an aggregate principal amount in excess of $25,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder.

        (c) Except as set forth in the FDESI Disclosure Letter, neither FDESI nor Holdings is a party to or bound by any material written or oral (w) employment agreement or employment contract that is not terminable at will by the Company or FDESI, (x) covenant not to compete which would limit or restrict the Company or FDESI from conducting business anywhere in the world, or (y) agreement, contract or other arrangement with (A) any stockholder of FDESI, (B) any Affiliate (as defined herein) of FDESI or, to the knowledge of FDESI or Holdings, any Affiliate of any stockholder of FDESI or (C) any officer, director or employee of FDESI (other than employment agreements covered by clause (w) above), or of any stockholder of FDESI or of any Affiliate of FDESI.

        (d) Except as set forth in the FDESI Disclosure Letter, FDESI is not a party to or bound by any material written or oral mortgage, pledge, security agreement, deed of trust or other document granting a Lien or security interest (including, but not limited to, Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices).

        Section 4.19 Properties. (a) Except as set forth in the FDESI Disclosure Letter, FDESI has good and marketable title to, or valid leasehold interests in, all its properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted.

        Section 4.20 Confidentiality Agreements. To the knowledge of Holdings and FDESI, all FDESI Employees who have access to confidential information have entered into confidentiality agreements and all employees providing services of a scientific nature have entered into invention agreements in the form then utilized by Holdings. The rights to all such agreements will be assigned by Holdings to FDESI prior to Closing. To the knowledge of Holdings and FDESI, no officer or employee has disavowed his or her obligations under any such agreement and neither Holdings nor FDESI is aware of any facts or circumstances which would constitute a material breach of any such agreement.

        Section 4.21 FDESI Disclosure. No representations or warranties by FDESI in this Agreement and no statement contained in any document (including, without limitation, the Financials, Interim Financials, FDESI Disclosure Letter, certificates, or other writings) furnished or to be furnished by FDESI to the Company or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                   ARTICLE V
                            COVENANTS OF THE COMPANY

        The Company agrees that:

        Section 5.1 Conduct of Business. (a) Ordinary Course. During the period from the date of this Agreement to the Closing Date, the Company shall and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall, in all material respects, be unimpaired at the Closing Date. Except for the matters listed in Section 5.1 of the Company Disclosure Letter, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Holdings, to:

                (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of the Company to its parent, (y) split, combine or reclassify an its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Common Stock upon the exercise of Employee Stock Options and Director Stock Options outstanding on the date of this Agreement in accordance with their present terms, and (y) the issuance of Common Stock pursuant to the Option Agreement);

                (iii) amend its certificate of  incorporation,  by-laws or other
comparable   charter  or  organizational   documents  or  reincorporate  in  any
jurisdiction;

                (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except for such actions undertaken in the ordinary course of business and consistent with past practice and involving no more than $250,000 in the aggregate or (y) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

                (v) sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets, except sales of properties or assets no longer used by the Company or its Subsidiaries in the conduct of its business and sales of inventory in the ordina course of business consistent with past practice;

                (vi) (y) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowing not in excess of $1,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice, the endorsement of checks in the normal course of business and the extension of credit in the normal course of business or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company;

                (vii) make or agree to make any new capital expenditures or commitments, purchases of property or acquisitions of other businesses, capital assets or properties which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000 or enter into any new real property lease with an annual rental of more than $60,000;

                (viii) make any Tax election (other than in the ordinary course of preparing and filing its Tax returns) or settle or compromise any material Tax liability;

                (ix) pay,  discharge  or  satisfy  any  claims,  liabilities  or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Reports or incurred after the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party;

                (x) adopt any shareholder rights or similar plan or take any other action with the intention of, or which may have the effect of, discriminating against Holdings as a shareholder of the Company (or any successor);

                (xi) adopt or amend in any material respect any Plan;

                (xii) enter into any contract, agreement, plan or arrangement covering any director, officer or employee providing for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the consummation of the transactions contemplated hereby or by the Option Agreement or any acquisition by Holdings of securities of the Company (whether by merger, tender offer, private or market purchases or otherwise) or (B) the termination of employment after the occurrence of any such contingency if such payment, acceleration of entitlement would not have been provided but for such contingency; or amend any existing contract, agreement, plan or arrangement to so provide; or

                (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

        (b) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement or the Option Agreement becoming untrue, or,
(ii) any of the conditions to the Merger set forth in Article VIII, not being satisfied.

        (c) Advice of Changes. The Company shall promptly advise Holdings orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Merger or the Recapitalization, or a Company Material Adverse Effect.

        Section 5.2 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as practicable for the purpose of voting on approval of the Transactions. Subject to Section 5.4(a), the Board of Directors shall unanimously recommend approval and adoption of the matters submitted to the Company's stockholders, including the issuance of the Acquired Shares to Holdings pursuant to the Merger, as required pursuant to the rules of the NASDAQ National Market, and the execution and filing of the Charter Amendments, pursuant to the Recapitalization. In connection with the Company Stockholder Meeting, the Company: (i) shall promptly prepare and file with the SEC in accordance with the Exchange Act the Company Proxy Statement, shall use all reasonable efforts to have the Company Proxy Statement and/or any amendment or supplement thereto cleared by the SEC and shall thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement; (ii) shall use all reasonable efforts to obtain the necessary approvals by its stockholders of the Transactions; and (iii) shall otherwise comply with all legal requirements applicable to such meeting. The Company shall make available to Holdings prior to the filing thereof with the SEC copies of the preliminary Company Proxy Statement and any amendments or supplements thereto and shall make any changes therein reasonably requested by Holdings insofar as such changes relate to any matters relating to Holdings, FDESI or the description of the Transactions.

        Section 5.3 Access to Information. From the date hereof until the Closing, the Company shall give Holdings, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries and, to the extent the Company may do so, its Joint Ventures, shall furnish to Holdings, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request to the extent available to the Company and shall instruct the Company's employees, counsel and financial advisors to cooperate with Holdings in its investigation of the business of the Company, its Subsidiaries and its Joint Ventures; provided, that no investigation pursuant to this Section 5.3 shall affect any representation or warranty given by the Company to Holdings hereunder. All requests for information made pursuant to this Section 5.3 shall be directed to the Chief Financial Officer of the Company or such other persons as may be designated by him.

        Section 5.4 No Solicitation of Other Offers. (a) From the date hereof until the earlier of the Closing or the termination of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, take (nor shall the Company authorize or permit its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to: (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to or propose any Acquisition Proposal or (iii) participate in any way in any discussions or negotiations with, or furnish any information to, any person or entity (other than Holdings or its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates of Holdings) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that (x) the Company may participate in discussions or negotiations (including as a part thereof making any counterproposal) with or furnish information to any third party pursuant to a customary confidentiality agreement (so long as it has complied with the prohibitions of paragraph (a), subparagraph (i) above) if (i) a majority of the Board of Directors determines in good faith, after receipt of written advice of outside counsel, that the failure to provide such information or participate in such discussions or negotiations would be more likely than not to cause the members of the Board of Directors to be in breach of their fiduciary duties under Delaware Law and (ii) a majority of the Board of Directors, after consultation with the Company's independent financial advisors, determines in good faith that there is a reasonable possibility that such third party will submit to the Company an Acquisition Proposal which is a Superior Proposal (as defined below), (y) if a majority of the Board of Directors determines in good faith, after receipt of written advice of outside counsel, that the failure to recommend to the Company's stockholders an Acquisition Proposal which is a Superior Proposal would cause the members of the Board of Directors to be in breach of their fiduciary duties under Delaware Law, the Company may withdraw its recommendation to the stockholders in favor of the Transactions and recommend to its stockholders such an Acquisition Proposal which is a Superior Proposal and (z) after termination of this Agreement, the Company may enter into an agreement with any third party with respect to any Acquisition Proposal which is a Superior Proposal; provided, further however, that the Company shall not take any action described in clause
(x), (y) or (z) of the immediately preceding provision except after prompt notice to Holdings of its receipt of any Acquisition Proposal or of any inquiry or request for information contemplating an Acquisition Proposal. The Company shall promptly notify Holdings of its receipt of any Acquisition Proposal or of any inquiry or request for information contemplating an Acquisition Proposal. The Company shall keep Holdings informed, on a current basis, of the status of any such proposals, negotiations or discussions except to the extent that a majority of the Board of Directors determines in good faith, after receipt of written advice of outside counsel, that the provision of such information to Holdings would be more likely than not to cause the members of the Board to be in breach of their fiduciary duties under Delaware Law. Any actions permitted under, and taken in compliance with, this Section 5.4 shall not be deemed a breach of any other covenant or agreement of the Company contained in this Agreement.

                (b) (i) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal made by a third party to acquire (A) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a majority equity interest in the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transactions involving the Company including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in the Company or (B) all or substantially all of the business or assets of the Company (other than the transactions contemplated by this Agreement and the Option Agreement). Any transaction described in the preceding sentence is herein referred to as an "Acquisition Transaction."

                (ii) The term "Superior Proposal" shall mean any bona fide Acquisition Proposal which a majority of the members of the Board of Directors determines in its good faith judgment (based on the written advice of independent financial advisors) to be more favorable to the Company and the holders of Common Stock than the transactions contemplated hereby (including, without limitation, the Marketing Agreement), taken as a whole, and for which financing is then committed or which, in the good faith judgment of a majority of such members (based on the written advice of independent financial advisors) is capable of being financed by such third party.

        Section 5.5 Board of Directors and Officers. The Company shall cause the Board of Directors of the Company, effective upon the Closing, to consist of seven members, and shall cause the filing of the Charter Amendments to terminate the classification of the Board of Directors. Until such time as their successors are duly elected or appointed, effective upon the Closing, the directors who shall serve shall be Walter C. Barber, Allan S. Bufferd, Robert P. Schechter, David L. Myers, J. Michal Conaway, James C. Stein and an additional Independent Director to be named by Holdings prior to the mailing of the Company Proxy Statement. The Company shall also cause the Board of Directors of the Surviving Corporation, immediately following the Closing, to consist of three members, Walter C. Barber, David L. Myers and J. Michal Conaway, who shall serve until their successors are duly elected or appointed. The Surviving Corporation shall cause the following individuals to be appointed to the offices indicated, effective upon the Closing, to serve at the pleasure of the Board of Directors:

        Walter Barber          President
        Robert Sliney          Vice President and CFO
        Steve Paquette         Vice President
        Keith Angell           Vice President
        Ronnie Smith           Vice President
        John Wood              Vice President
        Don Stokley            Vice President

        Section 5.6 Amendments to Certificate of Incorporation and By-laws. The Board of Directors shall adopt, subject to stockholder approval, the Charter Amendments and By-law Amendments and submit such amendments for approval by the stockholders of the Company at the Company Stockholder Meeting. The Charter Amendments shall include a provision changing the name of the Company as set forth therein. The Board of Directors shall recommend approval and adoption of such amendments by the Company's stockholders, subject to Section 5.4(a).

        Section 5.7 Stock Options. The Company shall not take any steps to accelerate the vesting or exercisability of any Employee Stock Options or Director Stock Options outstanding on the date of this Agreement, or otherwise modify the terms of such options on or before the Closing, without the prior written consent of Holdings. Promptly after the Closing Date (but effective as of the Closing Date of the Merger), each of the outstanding Employee Stock Options and each of the outstanding Director Stock Options shall be canceled, and the holder thereof shall receive, in exchange therefore, a substitute option (an "Adjusted Option") to purchase a number of shares of New Common Stock equal to the number of shares of Old Common Stock subject to such canceled option multiplied by the Adjustment Fraction (as defined below), at a per share exercise price equal to the per share exercise price of such canceled option multiplied by a fraction equal to one divided by the Adjustment Fraction. Any Adjusted Option issued as described above shall be subject to the same terms and conditions (other than number of shares and exercise price) as the option for which it is exchanged, including the terms relating to vesting (treating such Adjusted Options as if they were granted at the same time as the options for which they were exchanged) and the conditions relating to exercise.

For purposes of the adjustments described in this section, the "Adjustment Fraction" means a fraction, the numerator of which equals the Current Market Price (as defined below) of a share of Old Common Stock, and the denominator of which equals the Current Market Price of a share of New Common Stock. The "Current Market Price" of a share of Old Common Stock or a share of New Common Stock means the average per share closing price for the five trading days immediately preceding the Closing Date, in the case of the Old Common Stock, and the five trading days immediately following the Closing Date, in the case of the New Common Stock, as reported on the NASDAQ National Market.

        Section 5.8 Update to Opinion of Financial Advisor. The Company shall request and thereafter use its best efforts to obtain, prior to the mailing of the Company Proxy Statement, an additional opinion of Donaldson, Lufkin & Jenrette, to the effect that as of such date the consideration to be received by the Company and its stockholders, pursuant to the Transactions, taken as a whole, is fair from a financial point of view to the Company and its stockholders.


                                   ARTICLE VI
                        COVENANTS OF HOLDINGS AND FDESI

        Section 6.1 Conduct of FDESI Business. (a) Ordinary Course. During the period from the date of this Agreement to the Closing Date, Holdings and FDESI covenant that FDESI and Holdings (with respect to the business of FDESI) shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall, in all material respects, be unimpaired at the Closing Date. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, FDESI shall not:

                (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of FDESI or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

                (iii) amend its certificate of  incorporation,  by-laws or other
comparable   charter  or  organizational   documents  or  reincorporate  in  any
jurisdiction;

                (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, except for such actions undertaken in the ordinary course of business and consistent with past practice and involving no more than $250,000 in the aggregate or (y) any assets that are material, individually or in the aggregate, to FDESI;

                (v) sell, lease, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets, except sales of properties or assets no longer used by FDESI in the conduct of its business and sales of inventory in the ordinary course of business consistent with past practice;

                (vi) (y) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of FDESI, guarantee any debt securities of another person, enter into any "keep well" other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowing on an inter-company basis not in excess of $1,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice, the endorsement of checks in the normal course of business and the extension of credit in the normal course of business or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to FDESI;

                (vii) make or agree to make any new capital expenditures or commitments, purchases of property or acquisitions of other businesses, capital assets or properties which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000 or enter into any new real property lease;

                (viii) make any Tax election (other than in the ordinary course of preparing and filing its Tax returns) or settle or compromise any material Tax liability;

                (ix) pay,  discharge  or  satisfy  any  claims,  liabilities  or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of FDESI included in the FDESI Disclosure Letter or incurred after the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement to which FDESI is a party;

                (x) adopt any shareholder rights or similar plan or take any other action with the intention of, or which may have the effect of, discriminating against the Company as a shareholder of FDESI (or any successor);

                (xi) adopt or amend in any material respect any Plan;

                (xii) enter into any contract, agreement, plan or arrangement covering any director, officer or employee providing for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) the consummation of the transactions contemplated hereby or by the Option Agreement or any acquisition by the Company of securities of FDESI (whether by merger, tender offer, private or market purchases or otherwise) or (B) the termination of employment after the occurrence of any such contingency if such payment, acceleration of entitlement would not have been provided but for such contingency; or amend any existing contract, agreement, plan or arrangement to so provide.

                (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

        (b) Other Actions. Neither FDESI nor Holdings shall take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of Holdings or FDESI set forth in this Agreement or the Option Agreement becoming untrue, or (ii) any of the conditions to the Merger set forth in Article VIII, not being satisfied.

        (c) Advice of Changes. FDESI shall promptly advise the Company orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on the Merger or the Recapitalization, or a FDESI Material Adverse Effect.

        Section 6.2 Access to Information. From the date hereof until the Closing, FDESI and Holdings (with respect to the business of FDESI) shall give the Company, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of FDESI and Holdings (with respect to the business of FDESI) and, to the extent FDESI may do so, the FDESI Joint Ventures, shall furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request to the extent available to FDESI and shall instruct FDESI's employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of FDESI and the FDESI Joint Ventures; provided, that no investigation pursuant to this Section
6.2 shall affect any representation or warranty given by FDESI to the Company hereunder. All requests for information made pursuant to this Section 6.2 shall be directed to the President of FDESI or such other persons as may be designated by him.

        Section 6.3 Certain Additional Agreements of Holdings. With respect to paragraphs (a), (b), (c), (d) and (e), until April 30, 1999, and with respect to paragraph (f), for the periods specified therein (in each case the "Standstill Period"), Holdings and the Company agree:

        (a) Neither Holdings nor any of its Affiliates shall enter into any contract, agreement or transaction with the Company or any of its Affiliates after the Closing Date that is material to the Company's business, taken as a whole, without the prior approval of a majority of the Independent Directors (as defined herein) except for (i) any contract, agreement or transaction contemplated by the Marketing Agreement or the Option Agreement, (ii) any contract, agreement or transaction which is entered into between such parties in the ordinary course of business, and (iii) any contract, agreement or transaction governed by paragraphs (b),
(c), (d) or (f);

        (b) Neither Holdings nor any of its Affiliates shall, directly or indirectly, purchase or otherwise acquire, any New Common Stock, securities of the Company convertible into or exchangeable for New Common Stock or options, rights, warrants and similar securities issued by the Company to acquire New Common Stock, without the prior approval of a majority of the Independent Directors, unless immediately after such purchase or acquisition, the percentage of then outstanding New Common Stock that would be owned of record or beneficially by Holdings of its Affiliates ("Holdings' Percentage") would not exceed 65%, provided, however, that the foregoing restrictions on purchases shall not apply to the exercise by Holdings of the Option; provided, however, further, that if the Option is exercised by Holdings, the Option Shares held, directly or indirectly, by Holdings shall be counted in any determination of Holdings' Percentage with respect to any purchases by Holdings or its Affiliates after the date of such exercise of the Option;

        (c) The Company shall not, directly or indirectly, purchase any shares of New Common Stock without the prior approval of a majority of the Independent Directors, unless immediately after such repurchase, Holdings' Percentage would not exceed 65%;

        (d) Holdings shall not sell, transfer, mortgage or otherwise dispose of any of the New Common Stock held by Holdings without the prior approval of a majority of the Independent Directors; provided, however, that the prior approval of the Independent Directors shall not be required if there occurs a substantial and extreme adverse change in the business, prospects, or condition (financial or otherwise) of the Company that arises from corresponding substantial adverse changes of expected long term duration in the market for environmental services;

        (e) The Company shall not enter into any amendment or terminate or waive any provision of this Agreement, the Option Agreement or the Marketing Agreement without the prior approval of a majority of the Independent Directors; and

        (f) Until April 30, 1999, Holdings shall vote all shares of New Common Stock owned by it in favor of fixing the size of the Board of Directors of the Company at not more than seven and in favor of not less than three Independent Directors. Until the annual stockholders' meeting of the Company (or written consent in lieu thereof) held in 1998, Holdings shall vote all shares of New

Common Stock owned by it in favor of Allan S. Bufferd and Robert P. Schechter (whom Holdings shall also cause to be nominated) in any election of members of the Company's Board of Directors.

        For purposes of this Agreement, "Independent Director" means a director of the Company who is not (apart from such directorship) (i) an officer, Affiliate, employee, principal stockholder, consultant or partner of Holdings or any Affiliate of Holdings or of any entity that was dependent upon Holdings or any Affiliate of Holdings for more than 3% of its revenues or earnings in its most recent fiscal year, (ii) an officer, employee, consultant or partner of the Company or any Affiliate of the Company or an officer,employee, principal stockholder, consultant or partner of an entity that was dependent upon the Company or any Affiliate of the Company for more than 3% of its revenues or earnings in its most recent fiscal year (unless agreed to in writing by Holdings) or (iii) an officer, director, employee, principal stockholder, consultant or partner of a person that is a competitor of Holdings or any of its Affiliates (unless agreed to in writing by Holdings) or of the Company or any of its Affiliates of such competitor for more than 3% of its revenues or earnings in its most recent fiscal year.

        Section 6.4 Holdings Debt. On or before the Closing Date, any and all Holdings Debt shall be cancelled and forgiven.

        Section 6.5 Tax Indemnification. Subject to the provisions of Section 7.7(c) from and after the Closing Date, Holdings shall pay or cause to be paid and shall indemnify and hold harmless the Company and any director, officer, employee, advisor, parent, subsidiary or Affiliate of the Company, and any successor thereof from any liability for or arising out of, any Taxes of Holdings (including, without limiting the generality of the foregoing, any obligation (including any joint and several liability pursuant to Treasury Regulations Section 1.1502-6 or otherwise) to contribute to the payment of Taxes) determined on a combined or consolidated basis (x) of Holdings and any current or former member of Holdings' group of corporations filing on a combined or consolidated basis for any taxable period or (y) attributable to the income, business, property or operations of Holdings for which FDESI may be liable on any basis, including, but not limited to, liability as a transferee or on a joint and several basis under the consolidated return provisions in respect of a pre-Closing Date tax period, or resulting from FDESI ceasing to be affiliated with the affiliated group of corporations (as defined in Section 1504 of the Code) of which Holdings is a member.

        Section 6.6 Termination of Tax-Sharing Agreements. Before the Closing Date, all agreements between FDESI and any member of Holdings' consolidated, unitary or combined group of corporations with respect to the apportionment of consolidated, unitary or combined tax liability imposed by any taxing jurisdiction shall have been terminated and all payments required to be made by FDESI to any other member of any such group pursuant to any such agreement shall have been made, other than payments referred to in Section 7.7(c) hereof or reflected in the FDESI Disclosure Letter.

        Section 6.7 Contract Indemnification. From and after the Closing Date Holdings shall indemnify and hold harmless the Company and its Subsidiaries (including FDESI) from and against any and all loss, cost and expense arising from or as a result of a breach by Holdings or FDESI of the representations and warranties contained in Section 4.13 hereof.


                                  ARTICLE VII
                     COVENANTS OF HOLDINGS AND THE COMPANY

        The parties hereto agree that:

        Section 7.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Transactions, including, without limitation, all reasonable efforts to oppose any judgments, decrees or orders of the type referred to in Section 8.2(c).

        Section 7.2 Certain Filings. The Company and Holdings shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the Transactions and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

        Section 7.3 Public Announcements. Holdings and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation unless required by law or a party has not responded to reasonable efforts to effect such consultation.

        Section 7.4 Marketing Agreement. Holdings, FDESI and the Company each agree to execute and deliver the Marketing Agreement concurrently with the Closing.

        Section 7.5 Brokers or Finders. Each of Holdings and the Company represents, as to itself, its subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this Agreement or any of the transactions contemplated by this Agreement, except Donaldson, Lufkin & Jenrette whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, and Merrill Lynch, whose fees and expenses, except as provided in Section 10.4, will be paid by Holdings in accordance with Holdings' agreement with such firm, and each of the Company and Holdings respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other broker's, finder's or similar fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates in connection with this Agreement or any of the transactions contemplated hereby.

        Section 7.6 Notices of Certain Events. The parties hereto will notify one another of:

        (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

        (b)  any  notice  or  other   communication  from  any  governmental  or
regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

        (c) any actions, suits, claims, investigations or proceedings commenced of which such party has received notice or, to its knowledge, threatened, against the Company or which relate to the consummation of the transactions contemplated by this Agreement.

        Section 7.7 Post-Closing Tax Matters. The following provisions shall govern the allocation of responsibility for certain Tax matters following the
Closing:

        (a) The Company shall prepare and file all FDESI tax returns which are due, originally or as extended, after the Closing (other than income tax returns with respect to periods for which a consolidated, unitary or combined return includes Holdings and the operations of FDESI).

        (b) The Company, Holdings and FDESI shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon request, the provision of records and information which are reasonably relevant to the filing of tax returns or any such audit, litigation or other proceeding and employees shall be made available on a mutually convenient basis to provide information and explanation of any material provided hereunder.

        (c) FDESI shall reimburse Holdings for such portion of the tax liability on all consolidated, unitary and combined Tax returns which include FDESI and Holdings, as is attributable to FDESI. This portion shall be determined as if FDESI had filed a separate return for such purposes and the highest marginal corporate tax rate had applied to all of FDESI's income. Holdings and the Company shall cooperate to allocate on a fair and reasonable basis tax liabilities which are reported for periods after the Closing Date on consolidated, unitary or combined returns which include both Holdings or its affiliates and the Company or its affiliates.

        Section 7.8 FDESI Employee Benefits. Holdings agrees to provide, on a reimbursed cost basis, continued participation by FDESI Employees in the Holdings benefit plans and programs listed in Schedule 4.15(a) of the FDESI Disclosure Letter during the period from the Closing through December 31, 1996.

        Section 7.9 Use of Fluor Daniel Name. Effective upon Closing, Holdings hereby grants to the Company the right and license to use the name "Fluor Daniel" in its corporate name and in the conduct of its business, without payment of any license fee or royalty. In the event that at any time Holdings holds less than 20% of the outstanding New Common Stock of the Company and provided that Holdings is not in breach of any of its obligations under Section 6.3(d) hereof, Holdings may by written notice to the Company revoke this right and license; provided that the Company shall change its corporate name and cease using the name Fluor Daniel as soon as reasonably possible but in no event later than three months after such revocation.

        Section 7.10 Non-Permitted Actions. For a period of one year after the Closing the Company shall cause FDESI to maintain its corporate existence and will not allow it to transfer any of the contracts to which it is a party.


                                  ARTICLE VIII
                           CONDITIONS TO THE CLOSING

        Section 8.1 Conditions to the Obligations of Each Party. The obligations of each of the Company, Newco, Holdings and FDESI to consummate the Merger are subject to the satisfaction of the following conditions (which may be waived in whole or in part by the party against whom the waiver is to be effective, unless such a waiver is prohibited by law):

        (a)  the  Transactions,   including  the  Charter   Amendments  and  the
Recapitalization, shall have been approved by the holders of a majority of the outstanding Common Stock;

        (b) any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

        (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of any court or other governmental body of competent jurisdiction shall be in effect which prohibits or makes illegal the consummation of the Merger or the effectiveness as between the parties of the Marketing Agreement;

        (d) all consents or actions by or in respect of or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger and the effectiveness as between the parties of the Marketing Agreement as between the parties shall have been obtained, taken or made (other than those consents, actions or filings which, if not obtained, taken or made prior to the consummation of the Merger and the effectiveness as between the parties of the Marketing Agreement, as would not have a Company Material Adverse Effect); and

        (e) there shall not be in effect any banking moratorium or suspension of payments in respect of banks in the United States.

        Section 8.2 Conditions to the Obligations of Holdings. The obligation of Holdings and FDESI to consummate the Merger is subject to the satisfaction of the following further conditions (which may be waived in whole or in part by Holdings, unless such a waiver is prohibited by law):

        (a) (i) the Company shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Closing; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true in all material respects as of the date hereof and as of the Closing (except to the extent such representations and warranties are expressly made as of an earlier date) as if made at and as of such time; and (iii) Holdings shall have received a certificate signed by an officer of the Company to the foregoing effect;

        (b) From the Interim Balance Sheet Date to the Closing Date, there shall have been no Company Material Adverse Change;

        (c) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been constituted (and be pending) or threatened, by any government or governmental authority, that seeks, or threatens to seek, to prevent or delay the consummation of the Transactions or that challenges any of the terms or provisions of this Agreement;

        (d) No order, judgment or decree issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign government or governmental authority that (i) prevents the consummation of the Transactions; (ii) prohibits Holdings at any time after the Closing from exercising all material rights and privileges pertaining to its ownership of the Acquired Shares or the Option Shares purchasable upon exercise of the Option; or
(iii) materially and adversely affects the condition (financial or otherwise), properties, assets, earnings, business or operations of the Company or a Subsidiary shall be in effect;

        (e) The Marketing Agreement shall have been executed and delivered by the Company and shall be in full force and effect to the extent set forth therein;

        (f) The Charter Amendments shall have been filed with the Delaware Secretary of State for filing in accordance with the Delaware Law;

        (g) The Company shall have made the Company Deposit with the Exchange Agent and furnished Holdings evidence, reasonably satisfactory to Holdings, thereof; and

        (h)     The Company shall have furnished Holdings with:

                (i) a copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement, the Option Agreement and the Marketing Agreement, and the transactions contemplated hereby and thereby and directing that a proposal to approve the Transactions submitted to a vote of the stockholders of the Company, certified by the Secretary of the Company;

                (ii) a copy of a resolution or resolutions duly adopted by the holders of a majority of the outstanding shares of Common Stock of the Company approving the Transactions, certified by the Secretary of the Company; and

                (iii) a favorable opinion of Testa, Hurwitz & Thibeault, counsel for the Company, dated the Closing Date, with respect to the matters set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.9 and 3.11.

        Section 8.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger and the Recapitalization is subject to the satisfaction of the following further conditions (which may be waived in whole or in part by the Company, unless such waiver is prohibited by law):

        (a) (i) Each of Holdings and FDESI shall have performed, in all material respects, all its obligations hereunder required to be performed by it at or prior to the Closing; (ii) each of the representations and warranties of Holdings and FDESI contained in this Agreement shall be true in all material respects as of the date hereof and at and as of the Closing (except to the extent such representations and warranties are expressly made as of an earlier date) as if made at and as of such time; and (iii) the Company shall have received a certificate signed by an officer of Holdings to the foregoing effect;

        (b) The Agreement of Merger shall have been submitted to the California Secretary of State for filing in accordance with the California Code;

        (c) FDESI shall have made the FDESI Deposit with the Exchange Agent and furnished the Company evidence, reasonably satisfactory to the Company, thereof and evidence, reasonably satisfactory to the Company, of the Transfer Authorization;

        (d)  Holdings shall have furnished the Company with:

                (i) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Holdings approving this Agreement, the Option Agreement and the Marketing Agreement, and the transactions contemplated hereby and thereby;

                (ii) a certified copy of a resolution or resolutions duly adopted by the Board of Directors and sole stockholder of FDESI approving this Agreement; and

                (iii) a favorable opinion of Lawrence N. Fisher counsel for Holdings, dated the Closing Date with respect to the matters set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.8 and 4.10;

        (e) from the FDESI Balance Sheet Date to the Closing Date there shall have been no FDESI Material Adverse Change;

        (f) No action or proceeding before any court or governmental or regulatory authority or body, United States federal or state or foreign, shall have been constituted (and be pending) or threatened, by any government or governmental authority, that seeks, or threatens to seek, to prevent or delay the consummation of the Transactions or that challenges any of the terms or provisions of this Agreement;

        (g) No order, judgment or decree issued by any United States federal or state or foreign governmental or regulatory authority or body, or by any court of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state or foreign government or governmental authority that (i) prevents the consummation of the Transactions; (ii) prohibits Holdings at any time after the Closing from exercising all material rights and privileges pertaining to its ownership of the stock of the Surviving Corporation; or (iii) materially and adversely affects the condition (financial or otherwise), properties, assets, earnings, business or operations of FDESI, shall be in effect; and

        (h) The Marketing Agreement shall have been executed and delivered by Holdings and shall be in full force and effect to the extent set forth therein.

        (i) The Company shall have received the additional opinion of Donaldson, Luftkin & Jenrette referenced in Section 5.8.


                                   ARTICLE IX
                                  TERMINATION

        Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of the Transactions by the stockholders of the Company):

                (i)  by mutual written consent of the Company and Holdings;

                (ii) by the Company or Holdings, if the Closing shall not have occurred on or before April 30, 1996; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

                (iii) by the Company or Holdings, if there shall be any law or regulation adopted or amended after the date hereof that makes consummation of the Merger or the effectiveness as between the parties of the Option Agreement or the Marketing Agreement illegal or otherwise prohibited or any judgment, injunction, order or decree enjoining Holdings or the Company from consummating the Merger or the effectiveness as between the parties of the Option Agreement and the Marketing Agreement is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (iii) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

                (iv) by Holdings, or by the Company so long as the Company has complied with Section 5.4, if the Board of Directors of the Company fails to recommend, or modifies or withdraws its recommendation to the Company's stockholders that they vote to approve the Transactions or shall hav recommended to the Company's stockholders an Acquisition Proposal.

               (v) by Holdings if it is not in material breach of its obligations under this Agreement, and a person or group (as defined in Section 13(d)(iii) of the Exchange Act) (other than Holdings or any of its Affiliates) shall have (a) made an Acquisition Proposal and the Company shall hav commenced discussions with such person or group or (b) become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding shares of Common Stock;

                (vi) (a) by Holdings or the Company, if the Company Stockholder Meeting shall have been held and the stockholders of the Company shall have failed to approve the Transactions at such meeting or (b) by Holdings if the Company Stockholder Meeting shall not have been held on or before April 30, 1996;

                (vii)  by   Holdings   if  there   has  been  a  breach  of  any
representation, warranty, covenant or agreement of the Company which breach is incurable, or which is not cured on or prior to April 30, 1996; and/or

                (viii) by the Company if there has been a breach of any representation, warranty, covenant or agreement of Holdings contained in this Agreement, which breach is incurable or has not been cured on or prior to April 30, 1996.

        Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except (a) to the extent such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement and (b) that the agreements contained in Section 7.5, Article X and this Section
9.2 shall survive the termination hereof.

                                   ARTICLE X
                                 MISCELLANEOUS

        Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) if delivered in person or sent by facsimile, telegram, telex, by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

                        if to Holdings, to:
                                Fluor Daniel, Inc.
                                3333 Michelson Drive
                                Irvine, California  92730
                                Attention:  David L. Myers
                                Facsimile:  (714) 975-5545

                        with a copy to:
                                Fluor Daniel, Inc.
                                3333 Michelson Drive
                                Irvine, California  92730
                                Attention:  General Counsel
                                Facsimile:  (714) 975-4450

                        if to the Company, to:
                                Groundwater Technology, Inc.
                                100 River Ridge Drive
                                Norwood, Massachusetts  02062
                                Attention:  Walter C. Barber
                                Facsimile:  (617) 769-7992

                        with a copy to:
                                Groundwater Technology, Inc.
                                100 River Ridge Drive
                                Norwood, Massachusetts 02062
                                Attention:  Brian D. Goldstein, Esq.
                                Facsimile:  (617) 769-7992
                        and:
                                Testa, Hurwitz & Thibeault
                                125 High Street
                                Boston, Massachusetts  02110
                                Attention:  Andrew E. Taylor, Jr., Esq.
                                Facsimile:  (617) 248-7100

       Section 10.2 Non-Survival of Representations, Warranties and Covenants; Indemnification. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement (except the Option Agreement) shall terminate and be extinguished at the Closing or the earlier date of termination of this Agreement pursuant to Section 9.1, as the case may be, except that this Section 10.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing, (including, without limiting the generality of the foregoing, Sections 6.3, 6.5, 6.7, 7.5, 7.7, 7.8, 7.9, 7.10 and 10.4.)

        Section 10.3 Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Holdings or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the authorization and approval of the Transactions by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change any term of the Charter Amendments or the By-law Amendments, respectively, if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 10.4 Fees and Expenses. (a) Except as otherwise provided in this
Section 10.4, all costs and expenses incurred by Holdings or FDESI in connection with this Agreement shall be paid by Holdings, and all costs and expenses incurred by the Company or Newco shall be paid by the Company.

        (b) So long as Holdings shall not have materially breached its obligations under this Agreement, the Company will pay Holdings, in immediately available funds, the amounts referred to below (x) promptly, but in no event later than two business days, after the termination of this Agreement pursuant to clause (iv) of Section 9.1 hereof or (y) simultaneously with the consummation of an Acquisition Transaction effected after the termination of this Agreement pursuant to clause (v), or paragraph (a) of clause (vi) of Section 9.1 hereof, provided that (i) prior to or within 60 days after the termination of this Agreement as aforesaid, an Acquisition Proposal has been received and (ii) if the Acquisition Transaction involves a merger, sale of assets, purchase of shares from the Company or similar business combination, the agreement with respect thereto shall have been entered into within twelve months of the date of termination of this Agreement, or if the Acquisition Transaction involves a tender or exchange offer, the tender or exchange offer shall have been commenced within such twelve month period; and (z) simultaneously with the consummation of an Acquisition Transaction effected after the termination of this Agreement pursuant to clause (vii) of Section 9.1 due to a breach by the Company of a covenant or agreement contained in this Agreement (it being understood that termination pursuant to such clause (vii) due to a breach of a representation or warranty shall not give rise to any fee payment or expense reimbursement obligation hereunder, but without prejudice to any other rights of Holdings with respect to such a breach), if (i) prior to or within 60 days after the termination of this Agreement as aforesaid, any negotiations or discussions have been held with, or information supplied to, any third party who makes an Acquisition Proposal and (ii) the agreement with respect to such or any other Acquisition Transaction is entered into, or if the Acquisition Transaction is a tender or exchange offer, such offer is commenced, within twelve months after such termination. In addition, if the Closing does not occur because of a failure by the Company to obtain the additional opinion of Donaldson, Lufkin and Jenrette referenced in Section 5.8 and such failure is not due to an FDESI Material Adverse Change, then within two business days after the termination of the Agreement pursuant to Section 9.1 hereof, the Company shall pay Holdings, in immediately available funds, the amounts referred to below. The amounts referred to in each of the two preceding sentences are (a) a termination fee (the "Termination Fee") of $3,000,000 and (b) up to an additional $750,000 as reimbursement for fees and expenses actually incurred by Holdings and FDESI in connection with this Agreement and the transactions contemplated hereby. For purposes of the foregoing, the reimbursement referred to in clause (b) shall be payable only if and to the extent Holdings provides a written statement to the Company that it or FDESI has incurred such fees and expenses.

        Section 10.5 Successor and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto. This Agreement shall be binding upon and is solely for the benefit of each of the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 10.6 Entire Agreement. This Agreement (including all Exhibits and Disclosure Letters hereto), together with the Confidentiality Agreements dated July 7, 1995, and September 26, 1995, between the Company and Holdings, constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

        Section 10.7 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware applicable to agreements made and to be performed entirely within such state.

        Section 10.8 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

        Section 10.9 Severability. If any provision of this Agreement or the application of any provision hereof to any party hereto or set of circumstances is held invalid, the remainder of this Agreement and the application of such provision to the other parties hereto or sets of circumstances shall not be affected, unless the provisions held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

        Section 10.10 "To Knowledge". Any reference herein to the "knowledge of the Company (or FDESI)" or "known to the Company (or FDESI)" or any variation thereof shall mean to the actual knowledge of one or more officers of the Company or FDESI, as the case may be.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

               FLUOR DANIEL, INC.
               By: /s/ D.L. Myers
               Name: D.L. Myers
               Title: Vice President

               FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.
               By: /s/ D.L. Myers
               Name: D.L. Myers
               Title: President

               GROUNDWATER TECHNOLOGY, INC.
               By: /s/ Walter C. Barber
               Name:  Walter C. Barber
               Title: President

               GTI ACQUISITION CORPORATION
               By: /s/ Walter C. Barber
               Name:  Walter C. Barber
               Title: President

                                                                       EXHIBIT A



                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          GROUNDWATER TECHNOLOGY, INC.


        GROUNDWATER    TECHNOLOGY,    INC.,   a   Delaware    corporation   (the
"Corporation"), hereby certifies and provides as follows:

        1.  The name of the Corporation is Groundwater Technology, Inc.

        2. This Amended and Restated Certificate of Incorporation (the "Restated Certificate") was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        3. Immediately upon filing this Amended and Restated Certificate, the text of the present Restated Certificate of Incorporation is hereby amended to read in full as set forth below:

        FIRST.  The name of the Corporation is Fluor Daniel/GTI, Inc.

        SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH. At the time the filing of this Restated Certificate with the Secretary of State of the State of Delaware becomes effective:

        (a) Each outstanding share of Common Stock, $.01 par value per share, of the Corporation (the "Old Common Stock"), shall be changed into and reclassified as .5274 shares of the Common Stock, $.001 par value per share (the "New Common Stock"), of the Corporation.

        (b) If the event described in subsection (a) above results in any stockholder being entitled to receive a fraction of a share, the holder thereof shall be entitled to receive (after aggregating all fractional shares of New Common Stock to be received by the holder) an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by
(ii) the average of the closing price of the Old Common Stock as quoted on the Nasdaq National Market for the five (5) days immediately prior to the effective date hereof.

        (c) All authorized but unissued shares of Old Common Stock shall be eliminated.

        Upon the effective filing hereof, the conversion of the issued and outstanding shares of Old Common Stock into issued and outstanding shares of New Common Stock shall occur automatically without any further action by the holders of such shares of Old Common Stock and whether or not the certificates representing the shares of Old Common Stock are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock issuable upon such conversion unless certificates evidencing such shares of Old Common Stock which have been converted are either delivered to the Corporation, as hereinafter provided, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and upon the request of the Corporation gives the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        Upon the occurrence of the automatic conversion of the Old Common Stock, the holders of Old Common Stock shall surrender the certificates representing such shares at the offices of the Corporation or such other location as the Corporation may direct. Thereupon, there shall promptly be issued and delivered to such holder, in the name shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of New Common Stock, into which the shares of Old Common Stock surrendered are convertible, dated as of the date on which such automatic conversion occurs.

        Upon the effectiveness hereof and after giving effect to the conversion set forth above, the authorized capital stock of the Corporation shall be as follows:

        The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of the Preferred Stock, and Common Stock and the limitations on or denial of the voting rights of the shares of such classes and series of stock are as follows:

A.  PREFERRED STOCK.

        The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, and to fix for the Preferred Stock such voting powers, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the General Corporation Law of the

State of Delaware, including, without limitation, the authority to provide that any such shares may be (i) subject to redemption at such time or times, at such price or prices at such rate or rates, and with such adjustments; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or on any other series of stock; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

B.  COMMON STOCK.

        1. Relative Rights of Preferred and Common Stock. All voting powers, designations, preferences or relative participating, optional or other special rights, and such qualifications, limitations, or restrictions, thereof of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

        2. Voting Rights. Except as provided by law or this Amended and Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

        3. Dividends. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of capital stock.

        4. Dissolution, Liquidation or Winding-Up. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided herein by law, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets to any other corporation, trust or other entity and receive payment therefore in cash, stock or obligations of such other corporation, trust or entity or any combination so received and distribute any balance thereof in kind to holders of Common Stock. Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger of any other corporation into it, nor any purchase or redemption of shares of stock of the Corporation of any class, shall be deemed to be a dissolution, liquidation or winding-up or the Corporation for the purposes of this paragraph.

        FIFTH.  The Corporation is to have perpetual existence.

        SIX. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

        To make, alter or repeal the By-laws of the Corporation.

        To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

        To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

        By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more of the directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absence or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the By-laws of the Corporation; and, unless the resolution or By-laws, expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

        When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

        SEVENTH. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

        EIGHTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the matter now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this revision.

        NINTH. The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate the liability of the director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit.

        IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seal this ____ day of _______________ 1996.

                                            GROUNDWATER TECHNOLOGY, INC.



                                            By:__________________________
ATTEST:_____________________                   Walter C. Barber
                                               President

                                                                       EXHIBIT B




                                    BY-LAWS

                                       OF

                             FLUOR DANIEL/GTI, INC.

                            (A Delaware Corporation)



















As amended through:  __________________

                             FLUOR DANIEL/GTI, INC.

                                    BY-LAWS

                               TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 CERTIFICATE OF INCORPORATION
        Section 1.1 Contents
        Section 1.2  Certificate in Effect

ARTICLE 2 MEETING OF  STOCKHOLDERS
        Section 2.1 Place
        Section 2.2 Annual Meeting
        Section 2.3 Special  Meeting
        Section 2.4 Notice of Meetings
        Section 2.5 Affidavit of Notice
        Section 2.6 Quorum
        Section 2.7 Voting  Requirements
        Section 2.8 Proxies and Voting
        Section 2.9 Stockholder List
        Section 2.10 Record Date
        Section 2.11  Notice of Stockholder Business

ARTICLE 3  DIRECTORS
        Section 3.1  Enumeration; Election and Term of Office
        Section 3.2  Duties
        Section 3.3  Compensation
        Section 3.4  Reliance on Books

ARTICLE 4 MEETINGS  OF THE BOARD OF  DIRECTORS
        Section 4.1 Place
        Section 4.2 Annual Meeting
        Section 4.3 Regular Meetings
        Section 4.4 Special Meetings
        Section 4.5 Quorum
        Section 4.6 Action  Without  Meeting
        Section 4.7 Telephone Meetings

ARTICLE 5  COMMITTEES OF DIRECTORS
        Section 5.1  Designation
        Section 5.2  Records of Meetings

ARTICLE 6  NOTICES
        Section 6.1  Method of Giving Notice
        Section 6.2  Waiver

ARTICLE 7  OFFICERS
        Section 7.1 In General
        Section 7.2 Election of President, Secretary and Treasurer
        Section 7.3 Election of Other Officers
        Section 7.4 Salaries
        Section 7.5 Term of Office
        Section 7.6 Duties of President and Chairman of the Board
        Section 7.7 Duties of Vice President
        Section 7.8 Duties of Secretary
        Section 7.9 Duties of Assistant Secretary
        Section 7.10 Duties of Treasurer
        Section 7.11 Duties of Assistant Treasurer

ARTICLE 8  RESIGNATIONS, REMOVALS AND VACANCIES
        Section 8.1  Directors
        Section 8.2  Officers

ARTICLE 9  CERTIFICATE  OF STOCK
        Section 9.1 Issuance of Stock
        Section 9.2 Right to Certificate; Form
        Section 9.3 Facsimile Signature
        Section 9.4 Lost Certificates
        Section 9.5 Transfer of Stock
        Section 9.6 Registered Stockholders

ARTICLE 10  EXECUTION OF PAPERS

ARTICLE 11  FISCAL YEAR

ARTICLE 12  SEAL

ARTICLE 13  OFFICES

ARTICLE 14  INDEMNIFICATION
       Section 14.1 Actions other than by or in the Right of the Corporation
       Section 14.2 Actions by or in the Right of the Corporation
       Section 14.3 Success on the Merits
       Section 14.4 Specific Authorization
       Section 14.5 Advance Payment
       Section 14.6 Non-Exclusivity
       Section 14.7 Insurance
       Section 14.8 Continuation of Indemnification and Advancement of Expenses
       Section 14.9 Severability
       Section 14.10 Intent of Article

ARTICLE 15  AMENDMENTS

                             FLUOR DANIEL/GTI, INC.
                                    formerly
                          GROUNDWATER TECHNOLOGY, INC.

                    ARTICLE 1. CERTIFICATE OF INCORPORATION

        Section 1.1 Contents. The name, location of principal office and purposes of the Corporation shall be as set forth in its Amended and Restated Certificate of Incorporation, These Bylaws, the powers of the Corporation and of its Directors and stockholders, and all matters concerning the conduct and regulation of the business of the Corporation shall be subject to such provisions in regard thereto, if any, as are set forth in said Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation is hereby made a part of the se Bylaws.

        Section l.2 Certificate in Effect. All references in these By-laws to the Amended and Restated Certificate of Incorporation shall be construed to mean the Amended and Restated Certificate of Incorporation of the Corporation as from time to time amended, including (unless the context shall otherwise require) all certificates and any agreement of consolidation or merger filed pursuant to the Delaware General Corporation Law, as amended.

                       ARTICLE 2. MEETING OF STOCKHOLDERS

        Section 2.1 Place. All meetings of the stockholders may be held at such place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors as stated in the notice of the meeting or in any duly executed waiver of notice thereof.

        Section 2.2 Annual Meeting. Annual meetings of stockholders shall be held either in the month of September or October of each year at such specific date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. If such annual meeting has not been held as herein provided, a special meeting of the stockholders in lieu of the annual meeting may be held, and any business transacted or elections held at such special meeting shall have the same effect as if transacted or held at the annual meeting, and in such case all references in these By-laws, except in this
Section 2.2, to the annual meeting of the stockholders shall be deemed to refer to such special meeting.

        Section 2.3 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Amended and Restated Certificate of Incorporation, may be called by the Board of Directors and shall be called by the President or Secretary at the request in writing of a majority of the Directors then in office. Such request shall state the purpose or purposes of the proposed meeting.

        Section 2.4 Notice of Meetings. A written notice of all meetings of stockholders stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the special meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

        Section 2.5 Affidavit of Notice. An affidavit of the Secretary or an Assistant Secretary or the transfer agent of the Corporation that notice of a stockholders meetings has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. Section

        2.6 Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation. If, however, such quorum shall not be present or represented by any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, except as hereinafter provided, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be presented or represented any business may be transacted which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Section 2.7 Voting Requirements. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any questions brought before such meeting, unless the question is one upon which, by express provision of any applicable statute or of the Amended and Restated Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such questions.

        Section 2.8 Proxies and Voting. Unless otherwise provided in the Amended and Restated Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Persons holding stock in a fiduciary capacity shall be entitled to vote the shares so held, and persons whose stock is pledged shall be entitled to vote the pledged shares, unless in the transfer by the pledgor on the books of the Corporation he shall have expressly empowered the pledgee to vote said shares, in which case only the pledgee, or his proxy, may represent and vote such shares. Shares of the capital stock of the Corporation owned by the Corporation shall not be voted, directly or indirectly.

        Section 2.9 Stockholder List. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days Prior to the meeting either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The original or duplicate stock ledger shall be the only evidence as to who are the stockholders entitled to examine such list, the stock ledger or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

        Section 2.10 Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

        If no record date is fixed by the Board of Directors:

                (a) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

                (b) The record date for determining stockholders entitled to express consent to Corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day which the first written consent is expressed.

                (c) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

        Section 2.11 No Stockholder Business. (a) For a proposal to be properly brought before an annual meeting by a stockholder or for a stockholder to nominate a person or persons for election as directors at an annual meeting or any special meeting at which directors are to be elected, the stockholder must give timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 45 days, but not more than 60 days, prior to the meeting; provided, however, if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th business day following the day on which such notice or public disclosure of the date of the meeting is made.

        (b) A stockholder's notice to the Secretary relating to a proposal shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the proposal desired to be brought before the annual meeting,
(ii) the name and address, as they appear on the Corporation's books, of the stockholder who intends to make the proposal and any other stockholders known by such stockholder to support such proposal, (iii) the class and number of shares of the Corporation's capital stock which are beneficially owned by the stockholder and by any other stockholders known by such stockholder to support such proposal as of the date of such stockholder notice, and (iv) any financial interest of the stockholder in such proposal.

        (c) A stockholder's notice to the Secretary relating to a nominee for election as a director shall set forth (i) the name and address, as they appear on the Corporation's books, of the stockholder who intends to make the nomination and any other stockholder's known by such stockholder to support the nomination, (ii) the class and number of shares of the Corporation's capital stock which are beneficially owned by the stockholder and by any other stockholders known by such stockholder to support such proposal as of the date of such stockholder notice, (iii) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote as such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder, (v) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated by the Board of Directors, and (vi) the consent of each nominee to serve as a director of the Corporation if elected.

        (d) The Board of Directors, or a designated committee thereof, may determine whether a notice has complied with the requirements of this Section 2.11, and may reject as invalid any stockholder proposal or nomination which was not the subject of a notice timely made in accordance with, and containing all information required by, the terms of this Section 2.11. If neither the Board of Directors nor such committee a determination as to the compliance with the requirements of this Section 2.11, the presiding officers at the meeting shall determine and declare at the meeting whether such notice has so complied. If the Board of Directors or a designated committee thereof or the presiding officer determines that a stockholder proposal or nomination was the subject of a notice made in accordance with the terms of this Section 2.11, and if the stockholder giving such notice shall make such proposal or nomination, the presiding officer shall so declare at the meeting, and ballots shall be provided for use at the meeting with respect to such proposal or nomination. If the Board of Directors or a designated committee thereof or the presiding officer determines that a stockholder proposal or nomination was not the subject of a notice made in accordance with the terms of this Section 2.11, and if the stockholder giving such notice shall make such proposal or nomination, the presiding officer shall so declare at the meeting and any such proposal shall not be acted upon at the meeting.

        (e) Notwithstanding the foregoing, a stockholder may present at an annual meeting any proposal which such stockholder has caused to be included in the Corporation's proxy materials pursuant to Rule 14a-8 promulgated pursuant to the Securities Exchange Act of 1934, as amended.

        (f) This Section 2.11 shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

                              ARTICLE 3. DIRECTORS

        Section 3.l Enumeration; Election and Term of Office. The Board of Directors shall consist of not more than seven Directors, except that whenever there shall be only one stockholder the number of Directors shall be not less than one. Except in the case of vacancies as set forth in Article 8, the Directors shall be chosen at the annual meeting of the stockholders by such stockholders as have the right to vote thereon, and each Director shall hold office until the next annual meeting of the stockholders and until his successor is elected and qualified, unless he sooner resigns or is removed in accordance with Article 8 below.

        Section 3 2 Duties. The business of the Corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Amended and Restated Certificate of Incorporation or by these By-laws directed or required to be exercised or done by the stockholders.

        Section 3.3 Compensation. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these By-laws, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefore. Members of special or standing committees may be allowed like compensation for attending committee meetings.

        Section 3.4 Reliance on Books. A member of Board of Directors or a member of any committee designated by the Board of Directors shall, in the performance of his duties, be duly protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any committee, or in relying in good faith upon other records of the Corporation.

                   ARTICLE 4. MEETINGS OF THE BOARD OF DIRECTORS

        Section 4.1 Place. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

        Section 4.2 Annual Meeting. The first meeting of each newly elected Board of Directors shall be held immediately following the annual meeting of stockholders or any special meeting held in lieu thereof and no notice of such meeting shall be necessary to the newly elected Directors in order legally to constitute the meeting.

        Section 4.3 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board.

        Section 4.4 Special Meetings. Special meetings of the Board may be called by the Chairman or President on two days' notice to each Director either personally or by mail or by telegram; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of two Directors unless the Board consists of only one Director, in which case special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of the sole Director.

        Section 4.5 Quorum. At all meetings of the Board a majority of the Directors then in office shall constitute a quorum for the transaction of business and, except as otherwise provided in the Amended and Restated Certificate of Incorporation or these By-laws, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Amended and Restated Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        Section 4.6 Action Without Meeting. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these By-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

        Section 4.7 Telephone Meetings. Unless otherwise restricted by the Amended and Restated Certificate of Incorporation or these By-laws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

                       ARTICLE 5. COMMITTEES OF DIRECTORS

        Section 5.1 Designation. (a) The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

        (b) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

        (c) Any such committee, to the extent provided in the resolution of the Board of Directors designating the committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Amended and Restated Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-laws of the Corporation and, unless the resolution or the Amended and Restated Certificate of Incorporation so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

        Section 5.2 Records of Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

                               ARTICLE 6. NOTICES

        Section 6.1 Method of Giving Notice. Whenever, under any provision of the law or of the Amended and Restated Certificate of Incorporation or of these By-laws, notice is required to be given to any Director or stockholder, such notice shall be given in writing by the Secretary or the person or persons calling the meeting by leaving such notice with such Director or stockholder at his residence or usual place of business or by mailing it addressed to such Director or stockholder at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to Directors may also be given by telegram.

        Section 6.2 Waiver. Whenever any notice is required to be given under any provision of law or of the Amended and Restated Certificate of Incorporation or of these By-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

                               ARTICLE 7. OFFICERS

        Section 7.1 In General. The officers of the Corporation shall be chosen by the Board of Directors and shall include a President, a Secretary and a Treasurer. The Board of Directors may also choose a Chairman of the Board, one or more Vice Presidents, Assistant Secretaries and

Assistant Treasurers. Any number of offices may be held by the same person, unless the Amended and Restated Certificate of Incorporation or these By-laws otherwise provide. In addition, the President may designate one or more employees of the Corporation having the title of vice president or assistant vice president, but who shall not be officers of the Corporation, who shall hold such titles at the pleasure of the President and who shall have such powers and duties as the President may from time to time designate

        Section 7.2 Election of President, Secretary and Treasurer. The Board of Directors at its first meeting after each annual meeting of stockholders shall choose a President, a Secretary and a Treasurer.

        Section 7.3 Election of Other Officers. The Board of Directors may appoint such other officers and agents as it shall deem appropriate who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

        Section 7.4 Salaries. The salaries of all officers and agents of the Corporation may be fixed by the Board of Directors.

        Section 7.5 Term of Office. The officers of the Corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time in the manner specified in Section 8.2.

        Section 7.6 Duties of President and Chairman of the Board. The Board shall have a Chairman of the Board who shall preside at all meetings of stockholders and at all meetings of the Board of Directors. The President shall be the chief executive officer of the Corporation, shall preside at meetings of the Board of Directors in the absence of the Chairman of the Board, shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The Chairman of the Board, if any, shall make his counsel available to the other officers of the Corporation, shall be authorized to sign stock certificates on behalf of the Corporation, shall preside at all meetings of the Directors at which he is present, and, in the absence of the President at all meetings of the stockholders, and shall have such other duties and powers as may from time to time be conferred upon him by the Directors.

        Section 7.7 Duties of Vice President. In the absence of the President or in the event of his inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President not otherwise conferred upon the Chairman of the Board, if any, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

        Section 7.8 Duties of Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, except as otherwise provided in these By-laws, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. He shall have charge of the stock ledger (which may, however, be kept by any transfer agent or agents of the Corporation under his direction) and of the corporate seal of the Corporation.

        Section 7.9 Duties of Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

        Section 7.10 Duties of Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers from such disbursements, and shall render the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all of his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, he shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of this office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.


        Section 7.11 Duties of Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board of Directors (if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of his inability or refusal to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

                ARTICLE 8. RESIGNATIONS, REMOVALS AND VACANCIES

        Section 8.1 Directors. (a) Resignations. Any Director may resign at any time by giving written notice to the Board of Directors or the President or the Secretary. Such resignation shall take effect at the time specified therein; and unless, otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        (b) Removals. Any Director may be removed from office or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the Amended and Restated Certificate of Incorporation.

        The Directors may terminate or modify the authority of any agent or employee. The Directors may remove any officer from office with or without assignment of cause by vote of a majority of the Directors then in office.

        If cause is assigned for removal of any Director or officer, such Director or officer may be removed only after a reasonable notice and opportunity to be heard before the body proposing to remove him.

        No Director or officer who resigns or is removed shall have any right to any compensation as such Director or officer for any period following his resignation or removal, or any right to damages on account of such removal whether his compensation be by the month or by the year or otherwise, provided, however, that the foregoing provision shall not prevent such Director or officer from obtaining damages for breach of any contract of employment legally binding upon the Corporation.

        (c) Vacancies. Vacancies resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may he filled only by a majority vote of the Directors then in office, though less than a quorum.

        If the office of any officer becomes vacant, the Directors may choose or appoint a successor by vote of a majority of the Directors present at the meeting at which such choice or appointment is made.

        Each successor director or officer shall hold office for the unexpired term of his predecessor and until his successor shall be elected or appointed, as the case may be, and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

        Section 8.2 Officers. The Board of Directors may, at any meeting called for the purpose, by vote of a majority of their entire number, remove from office any officer of the Corporation, with or without cause. The Board of Directors may, at any meeting, by vote of a majority of the Directors present at such meeting, accept the resignation of any officer of the Corporation or remove or accept the resignation of any employee or agent or any member of any committee regardless of how appointed, and any officer, agent or employee other than an executive officer may also be removed with or without cause, or his resignation accepted by the committee or officer which appointed such person. Any vacancy occurring in the office of President, Secretary or Treasurer shall be filled by the Board of Directors and the officers so chosen shall hold office subject to the By-laws for the unexpired term in respect of which the vacancy occurred and until their successors shall be elected and qualify.

                        ARTICLE 9. CERTIFICATES OF STOCK

        Section 9.1 Issuance of Stock. The Directors may, at any time and from time to time, if all of the shares of capital stock which the Corporation is authorized by its Amended and Restated Certificate of Incorporation to issue have not been issued, subscribed for, or otherwise committed to be issued, issue or take subscriptions for additional shares of its capital stock up to the amount authorized in its Amended and Restated Certificate of Incorporation. Such stock shall be issued and the consideration paid therefor in the manner prescribed by law.

        Section 9.2 Right to Certificate; Form. Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, the Chairman of the Board, the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation. Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

        Section 9.3 Facsimile Signature. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

        Section 9.4 Lost Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates. The Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

        Section 9.5 Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

        Section 9.6 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof except as otherwise provided by the laws of Delaware.

                         ARTICLE 10. EXECUTION OF PAPERS

        Except as otherwise provided in these By-laws or as the Board of Directors may generally or in particular cases otherwise determine, all deeds, leases, transfers, contracts, bonds, notes, checks, drafts and other instruments authorized to be executed on behalf of the Corporation shall be executed by the President or the Treasurer.

                             ARTICLE 11. FISCAL YEAR

        Except as from time to time otherwise provided by the Board of Directors, the fiscal year of the Corporation shall be the twelve month period ending on the Saturday closest to April 30.


                                ARTICLE 12. SEAL

        The Corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the word "Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                               ARTICLE 13. OFFICES

        In addition to its principal office, the Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

                           ARTICLE 14. INDEMNIFICATION

        Section 14.1 Actions other than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which be reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        Section 14.2 Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such exereses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

        Section 14.3 Success on the Merits. To the extent that any person described in Sections 14.1 or 14.2 has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in said Sections, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        Section 14.4 Specific Authorization.  Any indemnification under Sections
14.1 or 14.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of any person described in said Sections is proper in the circumstances because he has met the applicable standard of conduct set forth in said Sections. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the Corporation.

        Section 14.5 Advance Payment. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action suit or proceeding upon receipt of an undertaking by or on behalf of any person described in said Section to repay such amount if it shall ultimately be determined that he is not entitled to indemnification by the Corporation as authorized in this Article 14.

        Section 14.6 Non-Exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article 14 shall not be deemed exclusive of any other rights to which those provided indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        Section 14.7 Insurance. The Board of Directors may authorize, by a vote of the majority of the full board, the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officers employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article 14.

        Section 14.8 Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 14 shall continue as to a person who has ceased to be a director, officer employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section  14.9  Severability.  If any word,  clause or  provision of this
Article 14 or any award made hereunder shall for any reason be determined to be invalid, the provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

        Section 14.10 Intent of Article. The intent of this Article 14 is to provide for indemnification and advancement of expenses to the fullest extent permitted by Section 14.5 of the General Corporation Law of Delaware. To the extent that such Section or any successor section may be amended or supplemented from time to time, this Article 14 shall be amended automatically and construed so as to permit indemnification and advancement of expenses to the fullest extent from time to time permitted by law.

                             ARTICLE 15. AMENDMENTS

        These By-laws may be altered, amended or repealed or new By-laws may be adopted by the stockholders or by a majority of the full Board of Directors when such power is conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation, at any regular meeting of the stockholders or of the Board of Directors, or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such special meeting, or by the unanimous written consent of the Directors. If the power to adopt, amend or repeal By-laws is conferred upon the Board of Directors by the Certificate of Incorporation, it shall not divest or limit the power of the stockholders to adopt amend or repeal By-laws.

                                                                       EXHIBIT C

                              MARKETING AGREEMENT

                                    BETWEEN
                          GROUNDWATER TECHNOLOGY, INC.
                                      AND
                               FLUOR DANIEL, INC.




                              _____________, 1996

THIS MARKETING AGREEMENT is entered into effective as of the ___ day of , _____________, 1996.

BETWEEN: GROUNDWATER TECHNOLOGY, INC., a corporation organized under the laws of the State of Delaware, having its principal office at 100 River Ridge Drive, Norwood, Massachusetts. ("GTI")

AND FLUOR DANIEL, INC. a corporation organized under the laws of the State of California, having its principal office at 3333 Michelson Drive, Irvine, California, ("FLUOR DANIEL")

WHEREAS, prior to the execution and delivery of this Agreement, GTI and FLUOR DANIEL (both directly and through its wholly-owned subsidiary, Fluor Daniel Environmental Services, Inc. ("FDESI")) were each engaged in the business of providing investigation, evaluation, project management and remediation services with regard to the restoration of environmentally impacted sites and facilities; and

WHEREAS, concurrently with the execution of this Agreement, Fluor Daniel has acquired a majority ownership interest in GTI and in connection therewith Fluor Daniel has transferred to GTI all of the issued and outstanding shares of FDESI.

WHEREAS, the Parties wish to enter into this Marketing Agreement to set forth the basis upon which such Parties shall engage in the global conduct of the environmental services business and the basis for providing mutual support and assistance in conducting their own respective businesses.

NOW, THEREFORE, in consideration of the above premises and mutual covenants contained herein, the Parties have agreed as follows:

1.      DEFINITIONS

        The following terms as used in this Agreement shall have the meanings set out below:

        1.1 "Affiliate" shall mean any corporation or other legal entity of which a Party (either alone or together with other Affiliates of that Party) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are ordinarily and generally, in the absence of contingencies or other understandings, entitled to vote for the election of a majority of the board of directors or governing body.

        1.2 "Contract Support Services" shall mean services provided by one Party to or on behalf of the other Party, in connection with a project being performed for a client, but which by themselves do not constitute a scope of
work   within  the   project   being   performed.

        1.3 "DOE Management and Operations/Operating and Maintenance/Management and Integration (M&O/O&M/M&I) Projects" shall mean projects involving the management and operation, and/or management integration of sites and facilities and environmental engineering services for the U.S. Department of Energy.

        1.4 "Duality" shall mean the joint resolution of issues by the Parties to the overall best combined market approach of the Parties balancing short and long term considerations, and consistent with the spirit of this Agreement.

        1.5 "Engineering and Construction Business" and "Engineering and Construction Services" shall mean the providing of feasibility studies, conceptual design, engineering, procurement, project and construction management, construction, maintenance, plant operations, technical, project finance, quality control, start-up assistance, site evaluation, licensing and consulting with respect to actual or proposed sites or facilities provided, however, that "Engineering and Construction Business" and "Engineering and Construction Services" does not include services that are typically provided in connection with Environmental Services.

        1.6 "Environmental Business" or "Environmental Services" shall mean the providing of investigation, evaluation, design, feasibility studies, management and pollution prevention, project management, remediation, permitting, quality control, start-up assistance, licensing and consulting services (including incidental project finance procurement, construction and maintenance) relating to (a) the treatment of groundwater, wastewater, soil and hazardous waste, or (b) air emissions controls; provided, however, that such terms shall not include:

a). the Excluded Projects.

b). DOE Management and Operations/Operating and Maintenance/ Management and Integration (M&O/O&M/M&I) Projects.

c). Substantial Infrastructure projects related to government or industrial water supply, water treatment, wastewater treatment or pollution control facilities. Industrial wastewater facilities may be performed by either Party, and shall be a subject of Duality.

d). Molten Metal Technology and M4 (and successor) Projects.

e). Facilities that are built due to environmental drivers but that are mainly capital plant investments by a client, such as waste-to-energy and oil refinery clean air emission process upgrades. The Parties shall use Duality where there is uncertainty as to where services wou fall under this agreement.

        1.8 "Excluded Projects" shall mean the Fernald environmental remediation management contract and the contract with Ciba-Geigy for construction management for remediation activities at their Toms River, New Jersey facility.

        1.9 "Fluor Daniel Group" shall mean Fluor Daniel and each of its Affiliates, excluding members of the GTI Group.

        1.10 "GTI Group" shall mean GTI and each of its Affiliates, including without limitation, FDESI.

        1.11 "Investment Agreement" shall mean that certain Investment Agreement dated as of December 11, 1995 by and among Fluor Daniel, FDESI, GTI and GTI Acquisition Corporation.

        1.12 "Marketing Agreement" or "Agreement" shall mean the present Agreement together with its Exhibits, Schedules and any amendments thereof.

        1.13 "Party" means either GTI on the one hand or FLUOR DANIEL on the other hand, depending on the context. "Parties" means both of them.


        1.14 "Project Services" shall mean services provided by one Party to or on behalf of the other Party which constitute a scope of work within a project being performed for a client.

        1.15 "TBS Opportunities" shall mean the pursuit of environmental opportunities with clients to provide total business solutions to environmentally impacted real estate and operating facilities, which opportunities are differentiated from Environmental Business or Environmental Services in that they (a) include providing, in the context of a single project or program, substantial non-environmental services to a client in addition to investigation, assessment, remediation and monitoring services currently provided by GTI, or (b) involve a substantial increase in the scale and scope of, and the integration of, solutions to be provided, including, in the aggregate, the potential for high value of work (greater than $5 million), the complexity of the financing arrangement with the client and the strategic value of the services to the client in connection with solving the client's environmental issues.

        1.16 The Exhibits to this Marketing Agreement are the following:

                Exhibit A   Terms and Conditions - Overhead Support Services
                Exhibit B   Intercompany Services Agreement
                Exhibit C   Contract Support Services - Billing Terms
                Exhibit D   Project Services - Billing Terms

2.      BUSINESS PURPOSE/EXCLUSIVITY

        2.1 The Parties agree that the purpose of this Marketing Agreement is to establish the respective rights, roles and responsibilities of the Parties and their Affiliates with regard to the pursuit of the Environmental Business and TBS Opportunities on a
worldwide basis. The Parties acknowledge that, in their opinion, the future environmental services market will favor service providers that can differentiate themselves from other providers by offering creative solutions to environmental problems. These creative solutions may involve the service provider becoming a "stakeholder" in the client's solution and may include accepting more risk in exchange for more reward (beyond accepting a fee for services rendered on a time and materials basis). The Parties acknowledge that these creative solutions will be applicable to both the Environmental Business and to TBS Opportunities, and the Parties have agreed to enter into this Marketing Agreement and to work together in Duality to provide services to their respective clients. The Parties also agree to operate in Duality for areas of potential overlap, including where such overlap is created by agreements with other parties.

        2.2 The Parties agree that, subject to the terms of this Agreement, as between the Fluor Daniel Group and the GTI Group, the GTI Group shall have primary responsibility for the marketing and execution of the Environmental Business and the Fluor Daniel Group shall have primary responsibility for the marketing and execution of TBS Opportunities. Fluor Daniel , on its behalf and on behalf of the Fluor Daniel Group, will promote the use of the GTI Group for Environmental Services that are related or incidental to its Engineering and Construction Business or its TBS Opportunities, provided that the use of GTI is acceptable to the client, that GTI has adequate available personnel and other resources to timely and satisfactorily perform the work and its proposed commercial terms are competitive with the market. GTI shall commit in good faith to perform such Environmental Services as may be requested by Fluor Daniel, but shall not be obligated to provide such Environmental Services if there's a valid business reason for its refusal to perform such services. For purposes of this Agreement, Fluor Daniel will evaluate the competitiveness of GTI's commercial terms by comparing them to terms and conditions of other providers of Environmental Services of the same quality and scope in the location of where the services are to be provided, and reviewing them with GTI.

        2.3 Within 30 days of the date of this Agreement, Fluor Daniel shall notify its management and the management of its Affiliates of the marketing relationship formed between the Parties and of the obligations of the Fluor Daniel Group under this Agreement. Periodically throughout the terms of this Agreement, Fluor Daniel will communicate with its management and the management of its Affiliates to remind them of the marketing relationship formed between the Parties and of the obligations of the Fluor Daniel Group under this Agreement.

        2.4 Within 30 days of the date of this Agreement, GTI shall notify its management and the management of its Affiliates of the marketing relationship formed between the Parties and of the obligations of the GTI Group under this Agreement. Periodically throughout the term of this Agreement, GTI will communicate with its management and the management of its Affiliates to remind them of the marketing relationship formed between the Parties and of the obligations of the GTI Group under this Agreement.

        2.5 Prior to either Party forwarding a written communication to their respective management pursuant to Sections 2.3 and 2.4 above, the Party preparing to forward the communication shall give the other Party a reasonable opportunity to review and comment on the communication.

3.      INTERCOMPANY SERVICES

        3.1 Overhead Support Services. Subject to availability of qualified personnel, each Party agrees to provide to the other Party, the services of its employees (including technical, financial and administrative personnel) as may be reasonably requested by the other Party in connection with activities of a general nature which are not related to a specific contract upon the terms and conditions set forth in Exhibit A attached, which terms and conditions shall be reviewed by the Parties bi-annually.

        3.2 Contract Support. All Contract Support Services to be provided by one Party to the other Party, shall be performed pursuant to Work Releases issued pursuant to the terms of the Intercompany Services Agreement attached hereto as Exhibit B, and containing the commercial terms and conditions set forth in Exhibit C, which terms and conditions shall be reviewed by the Parties bi-annually.

        3.3 Project Services. All Project Services to be provided by one Party to the other Party shall be performed pursuant to Work Releases issued pursuant to the terms of the Intercompany Services Agreement attached hereto as Exhibit B and containing commercial terms and conditions set forth in Exhibit D, which terms and conditions shall be reviewed by the Parties bi-annually.

        3.4 Facilities. If and to the extent that Fluor Daniel provides office space to GTI or a member of the GTI Group, applicable costs shall be charged for such office space on the same basis as Fluor Daniel charges its other operating subsidiaries. Fluor Daniel agrees to maintain appropriate health and safety programs and procedures for the benefit of Fluor Daniel and GTI employees at such office locations.

        3.5 Each Party understands that the other Party will be involved in other activities and undertakings not within the scope of this Marketing
Agreement. The Parties hereby agree that the execution of this Marketing Agreement and the assumption by each of the Parties of its duties hereunder shall be without prejudice to its rights to have such other interests and activities and to receive and enjoy the profits or compensation therefrom. Except as otherwise provided herein, the Parties may engage in or possess any interest in any other business, undertaking, or venture of any nature or description independently or with others and neither Party shall have any right by virtue of this Marketing Agreement in and to such business, undertaking or venture of the other Party or the income or profits derived therefrom. The Parties agree to meet periodically to discuss joint marketing opportunities and initiatives, to use reasonable efforts to keep each other fully advised of its own marketing efforts with common clients and, with respect to the foregoing, to establish mutually acceptable communications procedures. With any such common clients it is understood that GTI will have the marketing lead for projects that primarily involve Environmental Services and that Fluor Daniel will have the marketing lead for TBS Opportunities and for projects that primarily involve Engineering and Construction Services.

4.      LIABILITIES

        4.1 Neither Party shall hold itself out as being the agent, representative, employee or the principal of the other Party. This Marketing Agreement does not constitute either Party the agent of the other, nor does it create a partnership, a consortium, an association, a joint venture, or any form of juristic person or entity. Neither Party shall have any authority or right to assume or create obligations of any kind or nature, express or implied, on behalf of, or in the name of the other Party, not to accept service of any legal process of any kind addressed to or intended for the other Party, nor to bind the other Party in any respect, without the specific prior written authorization of the other Party. If either Party acts in violation of the foregoing, said Party hereby covenants to indemnify and hold harmless the other Party from and against any and all claims, demands, losses, damages, liabilities, law suits, and other proceedings, judgments and awards, and costs and expenses

(including, but not limited to, reasonable attorneys' fees) arising directly or indirectly in whole or in part out of the breach of this Section by such Party or out of the breach of Section 4.1, whether committed by the indemnifying Party, its employees, agents, successors, assigns, or its Affiliates.

        4.2 Each Party shall indemnify and hold harmless the other Party from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and the costs and expenses (including, but not limited to, reasonable attorneys' fees) of any action resulting from the death of any person, or for damage or destruction of property, but only to the extent resulting solely from the negligent acts or omissions of such Party.

        4.3 In no event shall either Party ever be liable to, or required to provide indemnity to, the other Party for any incidental, special, consequential or punitive damages of the other Party, or its Affiliates, including without limitation, liability for loss of profits or business interruption, however the same may be caused.

        4.4 Each Party shall be solely responsible for the accuracy and completeness of information and representations supplied by each Party and incorporated in any proposal, prime or sub contract, including, but not limited to, cost or pricing data, materials, specifications, and certifications, and each Party agrees to release defend, indemnify and hold the other harmless from and against any and all claims, liabilities and causes of action arising out of or relating to the provision of such information and/or representations.

        4.5 Indemnities against, releases from and limitation on liability expressed in Sections 4.1 and 4.4 shall apply even in the event of the fault, negligence or strict liability of the Party indemnified or released or whose liability is limited.

        4.6 The Parties make no other representations, covenants, warranties or guarantees, express or implied, other than those set forth in this Marketing Agreement, the Intercompany Services Agreement or in a Work Release. The Parties' rights, and responsibilities with respect to the matters set forth in this Marketing Agreement, shall be exclusively those set forth in this Marketing Agreement, the Intercompany Services Agreement or in a Work Release.

5.      CONFIDENTIALITY

        5.1 Restrictions on Use and Disclosure. Each Party covenants and agrees it will not, and it will not permit its Affiliates to, directly or indirectly, or in any capacity whatsoever, divulge or disclose the Confidential Information, in whole or in part, to any person or entity (including its Affiliates or shareholders), except to the extent such divulgence or disclosure is specifically permitted by the Party disclosing the Confidential Information or is required by law. The Recipient (as hereinafter defined) shall use Confidential Information for the purpose of carrying out the activities that are the subject of this Agreement, and the Intercompany Services Agreement, and for no other purpose.

        5.2 Confidential Information Defined. As used herein, the term "Confidential Information" shall mean: all technical, economic or descriptive information, data, concepts, or know-how disclosed to a Party, including any officers, directors, managers, partners or employees of such Party or any of such Party's Affiliates (the "Recipient") by the other Party (the "Originator")
(1) in written or documentary form marked "Confidential" or with words of similar import, or (2) in an oral presentation or visual demonstration and identified as confidential at the time of such disclosure, and then, within ten
(10) days, confirmed in written or tangible form marked "Confidential", or with words of similar import, except any portion of such information which:

(i) the Recipient can show was in its possession prior to the earliest disclosure by the Originator, provided that the Recipient has the right of free and unlimited disclosure thereof; or

(ii) is presently or hereafter becomes a part of the public knowledge or literature without default by the Recipient of its obligations pursuant to this Agreement; or

(iii) the Recipient can show was developed by the Recipient from independent information not subject to restrictions of confidentiality; or

(iv) is or has been disclosed to the Recipient by a third Party, so long as Recipient does not know or have reason to know such third Party acquired that information directly or indirectly from the Originator under an obligation of confidentiality, provided Recipient's use of suc information is in accordance with the terms under which it is received.

        5.3 Disclosure to Employees. The Recipient shall use all reasonable efforts to (1) limit disclosure of Confidential Information within its organization to only those employees who need to use such Confidential Information for the purpose authorized in Section 5.3, and who are obligated to the Recipient by a secrecy agreement with terms concerning disclosure and use at least as restrictive as those herein in a form acceptable to the disclosing Party, and (2) advise each of those employees of Recipient's obligations under this Agreement.

        5.4 No License. Nothing contained herein shall be construed to grant Recipient any immunity or license under any patent or other intellectual property right.

        5.5 Term. The Parties' obligations concerning non-disclosure and the use of Confidential Information contained in this Section 6 shall continue for five
(5) years from the termination of this Agreement and shall then terminate.

6.  USE OF FLUOR DANIEL NAME

        Fluor Daniel's name and logo are proprietary to Fluor Daniel. Fluor Daniel hereby authorizes the use of the corporate name "Fluor Daniel/GTI, Inc." by GTI until such right is terminated as set forth below. In addition, Fluor Daniel will not unreasonably withhold its consent to the use of similar name configurations by other Affiliates of GTI on the same terms and conditions. In the event this Agreement is terminated pursuant to Article 8, or GTI or an Affiliate of GTI that is using the Fluor Daniel name (or any derivation thereof) discontinues business operations or is otherwise liquidated, then the right of GTI or any such member of the GTI Group to continue to use the Fluor Daniel name (or any derivation thereof) shall cease and the respective name shall be removed from all company documents (including without limitation, its corporate name as reflected in its charter documents) promptly and in any event within three months after notice thereof and all future use is hereby prohibited. No further notice of Fluor Daniel's rights pursuant to this Article is required.

7.  TERM, TERMINATION

        7.1 This Marketing Agreement shall commence on the date set forth on the first page hereof and, subject to earlier termination pursuant to Section 7.2 hereof, the term of this Marketing Agreement shall be ten (10) years, whereupon it shall lapse and terminate without formality unless it has been extended by mutual written agreement.

        7.2 If at any time during the ten year period referred to in Section 7.1 hereof, Fluor Daniel shall cease to own at least twenty percent (20%) of the then issued and outstanding common shares of GTI or any successor to GTI, then either Fluor Daniel, provided that Fluor Daniel is not in breach of its obligations pursuant to Section 6.3(d) of the Investment Agreement, or GTI may , elect to terminate this Agreement. For such termination to be effective Fluor Daniel or GTI, as the case may be, must give the other Party written notice of its election to so terminate within 90 days after Fluor Daniel first ceased to maintain such level of ownership. Upon the giving of such notice, the termination shall be effective 30 days after the receipt of such notice.

8.   ASSIGNMENT, SUBCONTRACTING

        8.1 Neither Party shall sell, assign or in any manner transfer, convey or alienate its interest or part thereof in this Marketing Agreement without first obtaining the written consent of the other Party.

        8.2 This Marketing Agreement shall inure to the benefit of and be binding upon the Parties, their successors, trustees, permitted assigns, receivers and legal representatives, but shall not inure to the benefit of any other person or entity.

9.   AMENDMENTS

        No amendment of this Marketing Agreement or its Exhibits or Schedules shall be of any force or effect unless reduced to writing and executed in the same manner as the present agreement.

10. NOTICES

        All notices under this Marketing Agreement shall be given in writing and shall be delivered by (i) certified or registered mail, postage prepaid, return receipt requested, or (ii) reputable overnight commercial courier or delivery service, or (iii) by facsimile transmission confirmed by certified or registered mail or commercial courier or delivery service as follows:

        a)      To:     FLUOR DANIEL, INC.
                        3333 Michelson Drive
                        Irvine, California 92730
                        Attention:  David L. Myers
                        Facsimile number:  714-975-5545

        b)      To:     GROUNDWATER TECHNOLOGY, INC.
                        100 River Ridge Drive
                        Norwood, MA 02062
                        Attention:  Walter C. Barber

                        Facsimile number:  617-769-7992

or to such other address of which either Party shall have notified the other. All notices shall be effective only upon receipt by the receiving Party.

11.     GOVERNING LAW

        11.1 This Marketing Agreement shall be governed by the laws of the State of Delaware without regard to conflict of law rules, whose courts, state or federal, shall have sole and exclusive jurisdiction.

12.     FORCE MAJEURE

        A Party shall not be liable for non-performance or delay in performance caused by any event reasonably beyond the control of such Party including, but not limited to, hostilities, revolutions, riots, civil commotion, national emergency, strikes, work stoppages, slowdowns, labor disputes, lockouts, unavailability of supplies, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government, or governmental agency; provided, however, that this Article shall not affect the liability of any Party for its failure to pay any sum of money required by this Marketing Agreement.

13.     SEVERABILITY

        In the event that any of the provisions of this Marketing Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Marketing Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the Parties shall to the fullest extent possible modify any such provision to the extent required to carry out the general intention of this Marketing Agreement and to impart validity thereto.

14.     EFFECT OF WAIVERS

        No forbearance, indulgence, or relaxation or inaction by any Party at any time to require performance of any provisions of this Marketing Agreement shall in any way affect, diminish or prejudice the right of a Party to require performance of that provision and any waiver or acquiescence by either Party in any breach of any provision of this Marketing Agreement shall not be construed as a waiver or acquiescence in any continuing or succeeding breach of such provision, a waiver or an amendment of the provision itself or a waiver of any right under or arising out of this Marketing Agreement or acquiescence in or recognition of rights and/or positions other than as expressly stipulated in this Marketing Agreement.

15.     COUNTERPARTS

        This Marketing Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which shall constitute one and the same Marketing Agreement.

IN WITNESS WHEREOF the Parties have signed this Marketing Agreement effective on the date first above written.


GROUNDWATER TECHNOLOGY, INC.            FLUOR DANIEL, INC.


By      _______________________         By      _______________________

Title   _______________________         Title   _______________________